Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-209886 and 333-209886-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Essex Portfolio, L.P. 4.500% Senior Notes due 2048	$300,000,000	99.591%	$298,773,000	$37,198(1)
Essex Property Trust, Inc. Guarantee of 4.500% Senior Notes due 2048	(2)	(2)	(2)	(2)

(1)	The filing fee of $37,198 is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, or the Act. In accordance with Rules 456(b) and 457(r) under the Act, the registrants initially deferred payment of all of the registration fee for Registration Statement Nos. 333-209886 and 333-209886-01.
(2)	No separate consideration will be received for the guarantee. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantee being registered hereby.

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 4, 2016)

Essex Portfolio, L.P.
$300,000,000
4.500% Senior Notes due 2048
fully and unconditionally guaranteed by
Essex Property Trust, Inc.

The notes to be issued by Essex Portfolio, L.P. (the “Issuer”) will bear interest at the rate of 4.500% per year, payable semi-annually in arrears on March 15 and September 15 each year, beginning September 15, 2018. The notes will mature on March 15, 2048. The notes will be fully and unconditionally guaranteed by Essex Property Trust, Inc. (“Essex”), which has no material assets other than its investment in the Issuer. The Issuer may redeem some or all of the notes at any time and from time to time at the applicable redemption price described under the caption “Description of Notes—Optional Redemption.” The Issuer will issue the notes only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future unsecured and secured liabilities and preferred equity of the Issuer’s subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness.

The notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

You should carefully consider the risks that the Issuer has described in “Risk Factors” beginning on page S-7 of this prospectus supplement and page 1 of the accompanying prospectus, as well as those described in Essex Property Trust, Inc.’s and Essex Portfolio, L.P.’s most recent Annual Report on Form 10-K before deciding to invest in the Issuer’s notes.

	Per Note	Total
Public offering price(1)	99.591%	$298,773,000
Underwriting discount	0.875%	$2,625,000
Proceeds, before expenses, to the Issuer(1)	98.716%	$296,148,000
(1)	Plus accrued interest from March 8, 2018 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Issuer expects that the notes will be ready for delivery in book-entry form through The Depository Trust Company and its participants, including Euroclear SA/NV and Clearstream Banking, SA, on or about March 8, 2018.

Joint Book-Running Managers

J.P. Morgan	Citigroup	US Bancorp	Wells Fargo Securities

Jefferies	MUFG

Senior Co-Managers

Barclays	BB&T Capital Markets	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities

Co-Managers

Capital One Securities	Regions Securities LLC	Scotiabank

The date of this prospectus supplement is February 27, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we may provide you in connection with the sale of notes offered hereby. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus, as well as information we previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, is accurate only as of their respective dates or on other dates which are specified in those documents, regardless of the time of delivery of this prospectus supplement or of any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement, the accompanying prospectus and any free-writing prospectus we file with the SEC in connection with this offering, as well as the documents incorporated by reference herein, including the financial statements and related notes as well as the “Risk Factors” section in Essex’s and the Issuer’s most recent Annual Report on Form 10-K and other reports that Essex and the Issuer file with the SEC from time to time that are incorporated by reference herein.

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information included or incorporated by reference in the accompanying prospectus. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Operating Partnership” or the “Issuer” mean Essex Portfolio, L.P. and its subsidiaries. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Essex” mean Essex Property Trust, Inc. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us,” or “our” mean Essex Property Trust, Inc. and its subsidiaries, including the Operating Partnership and its subsidiaries.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

Essex is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”). Essex owns all of its interest in its real estate and other investments directly or indirectly through the Operating Partnership, a California limited partnership. Essex is the sole general partner of the Operating Partnership and, as of December 31, 2017, had an approximately 96.7% general partnership interest.

Essex has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994, as Essex completed an initial public offering on June 13, 1994. In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company for financial reporting purposes.

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities, located along the West Coast. As of December 31, 2017, the Company owned or held an interest in 247 operating apartment communities, aggregating 60,239 apartment homes, excluding the Company’s ownership in preferred equity investments, as well as one operating commercial building (totaling approximately 106,564 square feet) and seven active development projects with 1,982 apartment homes in various stages of development.

The Company’s principal offices are located at 1100 Park Place, Suite 200, San Mateo, California 94403. Our telephone number at that location is (650) 655-7800. We have regional offices in Woodland Hills, California; San Jose, California; Irvine, California; San Diego, California and Bellevue, Washington. The Company’s website address is http://www.essex.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document that either Essex or the Operating Partnership files with or furnishes to the SEC.

The Offering

The summary below describes the principal terms and conditions of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. For purposes of the summary below, unless otherwise indicated, references to the Issuer or the Operating Partnership refer only to Essex Portfolio, L.P. and not to any of its subsidiaries, and references to Essex refer only to Essex Property Trust, Inc. and not to any of its subsidiaries.

Issuer of Notes
Essex Portfolio, L.P.
Guarantee
The notes will be fully and unconditionally guaranteed by Essex. The guarantee will be a senior unsecured obligation of Essex and will rank equally in right of payment with all other senior unsecured obligations of Essex. Essex has no material assets other than its investment in the Issuer.
Securities Offered
$300,000,000 aggregate principal amount of 4.500% Senior Notes due 2048.
Maturity
The notes will mature on March 15, 2048 unless redeemed by the Issuer at its option for cash prior to such date.
Interest
The notes will bear interest at a rate of 4.500% per year. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2018.
Ranking
The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future unsecured and secured liabilities and preferred equity of the Issuer’s subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness.
Optional Redemption
The Issuer may redeem the notes at the Issuer’s option and in the Issuer’s sole discretion, for cash, at any time in whole or from time to time in part, at the applicable redemption price specified under “Description of Notes—Optional Redemption” in this prospectus supplement.
Certain Covenants
The indenture governing the notes contains certain covenants that, among other things, limit:
•	the Issuer’s and Essex’s ability to consummate a merger, consolidation or sale of all or substantially all of their assets; and
•	the Issuer’s and its subsidiaries’ ability to incur additional secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Covenants” in this prospectus supplement.

Use of Proceeds
The Issuer intends to use the net proceeds of this offering to repay indebtedness under the Issuer’s $1.2 billion unsecured line of credit facility and the Issuer’s $35.0 million unsecured working capital line of credit facility, and for other general corporate and working capital purposes. Such general corporate purposes may include the acquisition, development or redevelopment of properties, which primarily will be apartment communities, or making other investments. Pending application of the net proceeds from the offering for the foregoing purposes, such net proceeds initially may be invested in short-term securities. See “Use of Proceeds” in this prospectus supplement.
No Public Market
The notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.
Book-Entry; Form and Denominations
The notes will be issued in the form of one or more fully registered global notes in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company, commonly known as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global certificate representing the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Additional Notes
The Issuer may, without the consent of holders of the notes, increase the aggregate principal amount of the notes by issuing additional notes in the future having the same terms and conditions, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the additional notes, and, if applicable, the initial interest payment date, with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.
Risk Factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as other information included in this prospectus supplement and accompanying prospectus, for a discussion of factors you should carefully consider that are relevant to an investment in the notes.

Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

See “Supplemental Material Federal Income Tax Considerations” in this prospectus supplement.

Trustee
U.S. Bank National Association
Governing Law
State of New York
Conflicts of Interest
Affiliates of certain of the underwriters are lenders under the Issuer’s $1.2 billion unsecured line of credit facility and $35.0 million unsecured working capital line of credit facility and will receive their pro rata portions of any amounts repaid under such facilities. See “Underwriting—Conflicts of Interest—Conflicts of Interest” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, hope, project, believe or anticipate will or may occur in the future, including statements about our expectations, estimates, assumptions, hopes, intentions, beliefs and strategies regarding the future and our expected operating results, revenues and earnings, are forward-looking statements. Words such as “expects,” “anticipates,” “may,” “will,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, and in the documents incorporated by reference (such as Essex’s and the Issuer’s most recent Annual Report on Form 10-K and other reports that we file with the SEC from time to time), that could cause actual results to differ materially from the results contemplated by the forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus supplement.

All forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the Company may fail to achieve its business objectives;
•	our inability to successfully complete real estate acquisitions, redevelopments, developments and dispositions, including that the actual completion of development and redevelopment projects will be subject to delays, that the stabilization dates of such projects will be delayed, that the total projected costs of current development and redevelopment projects will exceed expectations, that such development and redevelopment projects will not be completed and that development and redevelopment projects and acquisitions will fail to meet expectations;
•	estimates of future income from acquired properties may prove to be inaccurate;
•	there may be increased interest rates and operating costs;
•	Essex’s failure to maintain its status as a REIT, including the risk that future cash flows will be insufficient to provide for dividend payments to comply with REIT requirements;
•	actual non-revenue generating capital expenditures may exceed the Company's current expectations;
•	there may be a downturn in general economic conditions, the real estate industry and the markets in which the Company's communities are located;
•	the terms of any refinancing may not be as favorable as the terms of existing indebtedness;
•	changes in market demand for rental units and the impact of competition and competitive pricing;
•	unexpected difficulties in leasing of development projects;
•	volatility in financial and securities markets;
•	our inability to compete effectively;
•	our failure to successfully operate acquired properties;
•	unforeseen consequences from cyber-intrusion;

•	our inability to maintain our investment grade credit rating with the rating agencies;
•	government approvals, actions and initiatives, including the need for compliance with environmental requirements; and
•	changes in real estate and other laws and increases in real property tax rates.

RISK FACTORS

An investment in the notes offered by this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in Essex’s and the Issuer’s most recent Annual Report on Form 10-K and other reports that Essex and the Issuer file with the SEC from time to time that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to invest in the notes. Any of these risks could adversely affect the financial results of the Company. For purposes of this section entitled “Risk Factors,” unless otherwise indicated, references to the Issuer or the Operating Partnership refer only to Essex Portfolio, L.P. and not to any of its subsidiaries, and references to Essex refer only to Essex Property Trust, Inc. and not to any of its subsidiaries.

Risks Related to this Offering

The effective subordination of the notes may limit the Issuer’s ability to satisfy its obligations under the notes. The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Issuer, the holders of any secured indebtedness will be entitled to seek recovery of the collateral that secures such indebtedness or the equivalent of such collateral’s value. Therefore, such collateral or its value will not be available for satisfaction of any amounts owed under the Issuer’s unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of December 31, 2017, the Issuer and its subsidiaries had outstanding $2.0 billion of secured indebtedness and $3.7 billion of senior unsecured indebtedness (exclusive of trade payables, distributions payable and accrued expenses). Other than with respect to the Issuer’s indebtedness or the indebtedness of its subsidiaries, Essex had no outstanding indebtedness as of December 31, 2017.

The notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of the Issuer’s subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, the Issuer, as an equity owner of such subsidiary, and therefore holders of the Issuer’s debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders, and including claims under guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness. All of the $2.0 billion of secured indebtedness the Issuer and its subsidiaries had outstanding as of December 31, 2017, was attributable to indebtedness of the Issuer’s subsidiaries, excluding trade payables and accrued expenses.

The Issuer also has equity interests and certain other rights in its co-investments accounted for using the equity method (and not classified as subsidiaries) and the notes will also be effectively subordinated to all liabilities and preferred equity (if any) of these co-investment entities, in the manner described in the preceding paragraph.

The Issuer may not be able to generate sufficient cash flow to meet its debt service obligations, including with respect to the notes. The Issuer’s ability to make payments on and to refinance its indebtedness, including the notes, and to fund its operations, working capital and capital expenditures, depends on its ability to generate cash in the future. To a certain extent, the Issuer’s cash flow is subject to general economic, industry, regional, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond its control.

At December 31, 2017, the Issuer and its subsidiaries had approximately $5.7 billion of indebtedness (including $799.2 million of variable rate indebtedness, of which $175.0 million is subject to an interest rate swap effectively fixing the interest rate on $175.0 million of debt, and $20.7 million of which is subject to interest rate cap protection). The Issuer cannot assure you that its business will generate sufficient cash flow from operations or that future sources of cash will be available to it in an amount sufficient to enable it to pay amounts due on its indebtedness, including the notes, or to fund its other liquidity needs. Additionally, if the Issuer incurs additional indebtedness in connection with future acquisitions or development projects or for any other purpose, its debt service obligations could increase.

The Issuer may need to refinance all or a portion of its indebtedness, including the notes, on or before maturity. The Issuer’s ability to refinance its indebtedness or obtain additional financing will depend on, among other things:

•	its financial condition and market conditions at the time; and
•	restrictions in the agreements governing its indebtedness.

As a result, the Issuer may not be able to refinance any of its indebtedness, including the notes, on commercially reasonable terms, or at all. If the Issuer does not generate sufficient cash flow from operations, and if additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to it, the Issuer may not have sufficient cash to enable it to meet all of its obligations, including payments on the notes. Accordingly, if the Issuer cannot service its indebtedness, the Issuer may have to take actions such as seeking additional equity or delaying property acquisitions or developments, any of which could have a material adverse effect on its operations. The Issuer cannot assure you that it will be able to affect any of these actions on commercially reasonable terms, or at all.

Essex has no significant operations and no material assets, other than its investment in the Issuer. The notes will be fully and unconditionally guaranteed by Essex. However, Essex has no significant operations and no material assets, other than its investment in the Issuer. Furthermore, Essex’s guarantee of the notes will be effectively subordinated to all existing and future unsecured and secured liabilities and preferred equity of its subsidiaries (including the Issuer and any entity Essex accounts for under the equity method of accounting). As of December 31, 2017, the total indebtedness of Essex’s subsidiaries (including the Issuer) was approximately $5.7 billion of indebtedness (including $799.2 million of variable rate indebtedness, of which $175.0 million is subject to an interest rate swap effectively fixing the interest rate on $175.0 million of debt, and $20.7 million of which is subject to interest rate cap protection).

There is currently no trading market for the notes, and an active liquid trading market for the notes may not develop or, if it develops, may not be maintained or be liquid. The failure of an active liquid trading market for the notes to develop or be maintained is likely to adversely affect the market price and liquidity of the notes. The notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have advised the Issuer that they intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected, and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of the Issuer, Essex and their respective subsidiaries, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond their control.

The indenture governing the notes and other financing arrangements contain restrictive covenants that limit the Issuer’s operating flexibility. The indenture, which governs the notes, contains financial and operating covenants that, among other things, restrict the Issuer’s ability to take specific actions, even if the Issuer believes them to be in its best interest, including restrictions on its ability to:

•	consummate a merger, consolidation or sale of all or substantially all of its assets; and
•	incur additional secured and unsecured indebtedness.

In addition, the instruments governing the Issuer’s other unsecured indebtedness require it to meet specified financial covenants, including covenants relating to net worth, fixed charge coverage, debt service coverage, the amounts of total indebtedness and secured indebtedness, leverage and certain investment limitations. These covenants may restrict the Issuer’s ability to expand or fully pursue its business strategies. The Issuer’s ability to comply with these provisions and those contained in the indenture governing the notes, may be affected by changes in the Issuer’s operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting it. The breach of any of these covenants, including those contained in the Issuer’s indenture, could result in a default under the Issuer’s indebtedness, which could cause those and other obligations to become due and payable. If any of the Issuer’s indebtedness is accelerated, it may not be able to repay it.

Despite the Issuer’s substantial indebtedness, the Issuer or its subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to its indebtedness, including its inability to pay the principal of or interest on the notes. The Issuer and its subsidiaries may be able to incur substantial additional indebtedness in the future. Although the instruments governing the Issuer’s unsecured and secured indebtedness limit, and the indenture governing the notes will limit the Issuer’s ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and debt incurred in compliance with these restrictions could be substantial. To the extent that the Issuer and its subsidiaries incur additional indebtedness or other such obligations, the Issuer may face additional risks associated with its indebtedness, including its possible inability to pay the principal of or interest on the notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Essex, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (i) received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) any of the following was true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;
•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any claims in respect of a guarantee could be subordinated to all other debts of that guarantor under principles of “equitable subordination,” which generally require that the claimant must have engaged in some type of inequitable conduct; the misconduct must have resulted in injury to the creditors of the debtor or conferred an unfair advantage on the claimant; and equitable subordination must not be inconsistent with other provisions of the U.S. Bankruptcy Code. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or
•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void Essex’s guarantee, no assurance can be provided that funds would be available to pay the notes from any of the Issuer’s subsidiaries or from any other source.

Essex’s obligation under the guarantee will be limited to the maximum amount that will, after giving effect to all of Essex’s other contingent and fixed liabilities, result in the guarantee not constituting a fraudulent transfer or conveyance.

An increase in interest rates could result in a decrease in the relative value of the notes. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

The Issuer’s credit ratings may not reflect all risks of an investment in the notes. The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading markets for, or trading prices of, the notes. In addition, real or anticipated changes in the Issuer’s credit ratings will generally affect any trading markets for, and trading prices of, the notes.

A downgrade in the Issuer’s investment grade credit rating could materially and adversely affect its business and financial condition. The Issuer plans to manage its operations to maintain its investment grade credit rating with a capital structure consistent with its current profile, but there can be no assurance that it will be able to maintain its current credit ratings. Any downgrades in terms of ratings or outlook by any of the rating agencies could have a material adverse impact on the Issuer’s cost and availability of capital, which could in turn have a material adverse impact on its financial condition, results of operations and liquidity.

The underwriters may have conflicts of interest that arise out of contractual relationships they or their affiliates have with the Issuer. The Issuer intends to use the net proceeds of this offering to repay indebtedness under our unsecured lines of credit, and for other general corporate and working capital purposes. The lenders under the Issuer’s unsecured lines of credit include affiliates of the underwriters participating in this offering and as such will receive a portion of the net proceeds. As a result, a portion of the net proceeds of this offering will be received by these affiliates. Because they will receive a portion of the net proceeds of this offering, these underwriters and their affiliates have an interest in the successful completion of this offering beyond the customary underwriters’ discounts and commissions received by the underwriters in this offering, which could result in a conflict of interest and cause them to act in a manner that is not in the best interests of the Issuer or its investors in this offering.

We may choose to redeem the notes when prevailing interest rates are relatively low. The notes are redeemable at our option, and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. Please see the section entitled “Description of Notes—Optional Redemption.”

Any of these risks could adversely affect the financial results of the Company.

USE OF PROCEEDS

The Issuer estimates that the net proceeds of this offering will be approximately $295.8 million, after deducting the underwriting discount and its estimated offering expenses.

The Issuer intends to use the net proceeds of this offering to repay indebtedness under its $1.2 billion unsecured line of credit facility and its $35.0 million unsecured working capital line of credit facility, and for other general corporate and working capital purposes. Such general corporate purposes may include the acquisition, development or redevelopment of properties, which primarily will be apartment communities, or making other investments. Pending application of the net proceeds from the offering for the foregoing purposes, such proceeds initially may be invested in short-term securities.

As of December 31, 2017, the Issuer had $179.0 million outstanding under its $1.0 billion unsecured line of credit facility with an underlying interest rate of LIBOR plus 0.90%, and no amounts outstanding under its $25.0 million unsecured working capital line of credit facility with an underlying interest rate of LIBOR plus 0.90%. In January 2018, the Issuer amended the $1.0 billion credit facility such that the line’s capacity was increased to $1.2 billion and the scheduled maturity date was extended to December 2021, with one 18 month extension, exercisable at the Issuer’s option. The underlying interest rate on the amended line is based on a tiered rate structure tied to the Company’s corporate ratings and is currently at LIBOR plus 0.875%. As of February 22, 2018, the Issuer had $274.0 million outstanding under its $1.2 billion unsecured line of credit facility. In January 2018, the Issuer also amended the $25.0 million credit facility such that the line’s capacity was increased to $35.0 million and the scheduled maturity date was extended to January 2020. The underlying interest rate on the amended line is based on a tiered rate structure tied to the Company’s corporate ratings and is currently at LIBOR plus 0.875%. As of February 22, 2018, the Issuer had $6.0 million outstanding under its $35.0 million unsecured working capital line of credit facility.

Affiliates of certain of the underwriters are lenders under the Issuer’s unsecured line of credit facility and unsecured working capital line of credit facility and will receive their pro rata portions of any amounts repaid under such facilities. See “Underwriting—Conflicts of Interest—Conflicts of Interest.”

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth Essex Property Trust, Inc.’s ratios of earnings to fixed charges and preferred stock dividends for the periods shown:

	Essex Property Trust, Inc. Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding preferred stock dividends)	2.87X	2.83X	2.05X	1.60X	1.93X
Ratio of earnings to combined fixed charges and preferred stock dividends	2.87X	2.81X	2.01X	1.55X	1.86X

The following table sets forth Essex Portfolio, L.P.’s ratios of earnings to fixed charges and preferred interest distributions for the periods shown:

	Essex Portfolio, L.P. Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding preferred interest distributions)	2.87X	2.83X	2.05X	1.60X	1.93X
Ratio of earnings to combined fixed charges and preferred interest distributions	2.87X	2.81X	2.01X	1.55X	1.86X

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations, interest expense, and the interest portion of rental expense. Fixed charges consist of interest expense, the interest portion of rental expense, and interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred stock dividends (or preferred interest distributions, in the case of Essex Portfolio, L.P.).

Because our merger with BRE Properties, Inc. (“BRE”) was completed on April 1, 2014, the historical ratios of earnings presented above for periods prior to 2014 do not include BRE’s earnings or fixed charges.

CAPITALIZATION

The following table sets forth the Operating Partnership’s capitalization as of December 31, 2017:

•	on an actual basis; and
•	on an adjusted basis to give effect to the application of the net proceeds of this offering as described under “Use of Proceeds” above.
(Dollars in thousands)	December 31, 2017	As Adjusted December 31, 2017
Unrestricted Cash and Marketable Securities	$234,624	$351,472

Senior Unsecured Debt
Senior Unsecured Notes:
5.200% Senior Unsecured Notes due 2021	311,047	311,047
3.625% Senior Unsecured Notes due 2022	297,173	297,173
3.375% Senior Unsecured Notes due 2023	292,116	292,116
3.250% Senior Unsecured Notes due 2023	297,051	297,051
3.875% Senior Unsecured Notes due 2024	395,791	395,791
3.500% Senior Unsecured Notes due 2025	495,944	495,944
3.375% Senior Unsecured Notes due 2026	444,373	444,373
3.625% Senior Unsecured Notes due 2027	345,242	345,242
4.500% Senior Unsecured Notes due 2048	—	295,848
Other Senior Unsecured Notes	274,427	274,427
Unsecured Term Loan	348,545	348,545
Unsecured Lines of Credit	179,000	—
Total Senior Unsecured Debt	3,680,709	3,797,557

Secured Debt
Fixed Rate Mortgage	1,739,856	1,739,856
Variable Rate Mortgages	268,561	268,561
Total Secured Debt	2,008,417	2,008,417
Total Debt	5,689,126	5,805,974

Assets
Total Assets	12,495,706	12,612,554
Accumulated Depreciation	2,769,297	2,769,297
Gross Book Value	$15,265,003	$15,381,851

DESCRIPTION OF NOTES

The following description summarizes certain terms and provisions of the notes and the indenture under which the notes will be issued, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. For purposes of this section entitled “Description of Notes,” unless otherwise indicated, references to the Issuer or the Operating Partnership refer only to Essex Portfolio, L.P., and not to any of its subsidiaries and references to the Guarantor or Essex refer only to Essex Property Trust, Inc. and not to any of its subsidiaries.

General

The Issuer will issue the notes pursuant to an indenture to be dated on or about March 8, 2018, by and among the Issuer, Essex, as guarantor, and U.S. Bank National Association, as trustee. You may obtain copies of the indenture and the form of the notes as described under “Where You Can Find More Information.”

The notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

The notes will be fully and unconditionally guaranteed by Essex on a senior unsecured basis. See “—Guarantee” below.

The terms of the notes provide that the Issuer is permitted to reduce interest payments and payments upon a redemption of notes otherwise payable to a holder for any amounts it is required to withhold by law. For example, non-U.S. holders of the notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. The Issuer will set-off any such withholding tax that it is required to pay against payments of interest payable on the notes and payments upon a redemption of notes.

Ranking

The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future unsecured and secured liabilities and preferred equity of its subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness. As of December 31, 2017, the Issuer and its subsidiaries had outstanding $2.0 billion of secured indebtedness and $3.7 billion of senior unsecured indebtedness (exclusive of trade payables, distributions payable and accrued expenses). Of the $2.0 billion of secured indebtedness the Issuer and its subsidiaries had outstanding as of December 31, 2017, all of that indebtedness was attributable to indebtedness of the Issuer’s subsidiaries, excluding trade payables and accrued expenses.

Except as described under “—Covenants” and “—Merger, Consolidation or Sale,” the indenture governing the notes does not prohibit the Issuer, any of its subsidiaries or the Guarantor from incurring additional indebtedness or issuing preferred equity in the future, nor, except as described under “—Covenants” and “—Merger, Consolidation or Sale,” does the indenture afford holders of the notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction, (2) a change of control of the Issuer or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of the Issuer’s assets or similar transaction that may adversely affect the holders of the notes. The Issuer may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or a merger or consolidation that may increase the amount of its indebtedness or substantially change the Issuer’s assets, which may have an adverse effect on the Issuer’s ability to service its indebtedness, including the notes. See “Risk Factors—Risks Related to this Offering—The effective subordination of the notes may limit the Issuer’s ability to satisfy its obligations under the notes.”

Additional Notes

The notes will initially be limited to an aggregate principal amount of $300,000,000. The Issuer may, without the consent of holders of the notes, increase the aggregate principal amount of the notes by issuing additional notes in the future having the same terms and conditions, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the additional notes, and, if applicable, the initial interest payment date, and with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Interest on the notes will accrue at the rate of 4.500% per year from and including March 8, 2018 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2018. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the March 1 or September 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity

The notes will mature on March 15, 2048 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by the Issuer at its option as described under “—Optional Redemption” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption

Prior to September 15, 2047 (six months prior to the maturity date of the notes (the “Par Call Date”)), the Issuer may redeem the notes at its option and in its sole discretion, for cash, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or
•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the applicable redemption date; however, if a redemption date falls after a record date and on or prior to the corresponding interest payment date, the Issuer will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

If the Issuer redeems the notes on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

As used herein:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming the notes to be redeemed matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming the notes to be redeemed matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC and their respective successors or their respective affiliates who are Primary Treasury Dealers (as defined below), (2) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and its successors and (3) two other Primary Treasury Dealers selected by the Issuer; provided, however, that if any of the Reference Treasury Dealers ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

If the Issuer decides to redeem the notes in part, the trustee will select the notes to be redeemed on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the notes, provided that the unredeemed portion of any notes to be redeemed in part shall remain in an authorized denomination.

In the event of any redemption of notes, the Issuer will not be required to:

•	issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed; or
•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;
•	interest on such notes will cease to accrue; and
•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The Issuer will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Covenants

Limitations on Incurrence of Debt

Limitation on Total Outstanding Debt. The indenture will provide that the Issuer will not, and will not cause or permit any of its subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Issuer and its subsidiaries (determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”)) is greater than 65% of the sum of (without duplication) (i) Total Assets as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case, by the Issuer or any of its subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

Limitation on Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the indenture will provide that the Issuer will not, and will not cause or permit any of its subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Encumbrance on any property or assets of the Issuer or any of its subsidiaries, whether owned on the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the Issuer and its subsidiaries which is secured by any Encumbrance on any property or assets of the Issuer or any of its subsidiaries is greater than 40% of the sum of (without duplication) (i) Total Assets as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case, by the Issuer or any of its subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge. Furthermore, the indenture will also provide that the Issuer will not, and will not cause or permit any of its subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial statements are available prior to the date on which such additional Debt is to be incurred shall have been less than 1.5: 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of its subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period, (ii) the repayment or retirement of any other Debt of the Issuer or any of its subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by the Issuer or any of its subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Guarantor’s Board of Directors) in excess of $1,000,000, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Unencumbered Total Asset Value. The indenture will provide that the Issuer, together with its subsidiaries, will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Issuer and its subsidiaries, determined on a consolidated basis in accordance with GAAP.

Insurance. The indenture will provide that the Issuer will, and will cause each of its subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.

As used herein:

“Acquired Debt” means Debt of a person (i) existing at the time such person becomes a subsidiary of the Issuer or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming such a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes such a subsidiary, as applicable.

“Annual Debt Service Charge” for any period means the maximum amount which is payable during such period for interest on, and original issue discount of, Debt of the Issuer and its subsidiaries and the amount of any dividends which are payable during such period in respect of any Disqualified Stock.

“Capital Stock” means any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of the Issuer or any of its subsidiaries and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Issuer, and its subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Issuer and its subsidiaries, (ii) provision for taxes of the Issuer and its subsidiaries based on income, (iii) amortization of debt discount and other deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

“Debt” means, without duplication, any indebtedness of the Issuer and its subsidiaries, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Issuer or any of its subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Issuer or any of its subsidiaries otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Issuer or any of its subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Issuer or any of its subsidiaries as lessee which is reflected on the consolidated balance sheet of the Issuer and its subsidiaries as a capitalized lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the consolidated balance sheet of the Issuer and its subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Issuer or any of its subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person (other than the Issuer or any of its subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Issuer or any of its subsidiaries whenever the Issuer or any of its subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof).

“Disqualified Stock” means any Capital Stock of the Issuer or any of its subsidiaries which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the maturity of the notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation gains and losses, as reflected in the financial statements of the Issuer and any of its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Total Assets” means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of the Issuer and its subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to an Encumbrance securing Debt and (ii) all other assets (excluding accounts receivable, intangibles and unconsolidated equity interests in funds and joint ventures) of the Issuer and its subsidiaries not subject to an Encumbrance securing Debt, all determined on a consolidated basis in accordance with GAAP.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Issuer and its subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the Issuer or any of its subsidiaries which is not secured by an Encumbrance on any property or assets of the Issuer or any of its subsidiaries.

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, the Issuer will be responsible for making all calculations required under the notes. The Issuer will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of the notes. The Issuer will provide a schedule of its calculations to the trustee, and the trustee is entitled to rely upon the accuracy of its calculations without independent verification. The trustee will forward the Issuer’s calculations to any holder of notes upon request.

Guarantee

The Guarantor will fully and unconditionally guarantee the Issuer’s obligations under the notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. The guarantee will be a senior unsecured obligation of the Guarantor and will rank equally in right of payment with other senior unsecured obligations of the Guarantor. The Guarantor has no material assets other than its investment in the Issuer.

The Guarantor’s obligation under the guarantee will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the guarantee not constituting a fraudulent transfer or conveyance.

Merger, Consolidation or Sale

The indenture provides that the Issuer or Essex may consolidate with, or sell, lease or convey all or substantially all of the Issuer’s or Essex’s assets to, or merge with or into, any other entity, provided that the following conditions are met:

•	the Issuer or Essex, as the case may be, shall be the continuing entity, or the successor entity (if other than the Issuer or Essex, as the case may be) formed by or resulting from any consolidation or merger or which shall be organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (i) in the case of the Issuer, shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture and (ii) in the case of Essex, shall expressly assume the obligations of the Guarantor under the guarantee and the due and punctual performance of all covenants and conditions in the indenture;
•	immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which the Issuer or Essex, as the case may be, is not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Issuer or Essex, as the case may be, and the Issuer or Essex shall be discharged from its obligations under the notes and the indenture and, in the case of Essex, the related guarantee.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to the notes:

•	default for 30 days in the payment of any installment of interest under the notes;
•	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable;
•	the failure by the Issuer or the Guarantor to comply with any of its other agreements in the notes or the indenture upon receipt by it of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and the failure by the Issuer or the Guarantor to cure (or obtain a waiver of) such default within 60 days after it receives such notice;
•	failure to pay any indebtedness for money borrowed by the Issuer, Essex or any subsidiary in which the Issuer has invested at least $50,000,000 in capital (a “Significant Subsidiary”), in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to the Issuer from the trustee (or to the Issuer and the trustee from holders of at least 25% in principal amount of the outstanding notes); or
•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Issuer, Essex or any Significant Subsidiary or any substantial part of their respective property.

The events comprising the occurrence of an Event of Default under the notes and the indenture may constitute an event of default under various of the Issuer’s other indebtedness outstanding from time to time. In addition, the occurrence of certain events of default or an acceleration under the notes and indenture may constitute an event of default under various of the Issuer’s other indebtedness outstanding from time to time.

If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to Essex or the Issuer, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to the Issuer and Essex (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•	the Issuer or Essex shall have deposited with the trustee all required payments of the principal of and interest on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and
•	all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the notes, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or interest on the notes or any redemption price payable on the notes; or
•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest on the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of not less than a majority in principal amount of the outstanding notes (or of all notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes not joining therein.

Within 120 days after the close of each fiscal year, the Issuer and Essex must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note:

•	change the stated maturity of the principal of or any installment of interest on the notes, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the notes, or adversely affect any right of repayment of the holders of the notes, change the place of payment, or the coin or currency for payment, of principal of or interest on any note, or impair the right to institute suit for the enforcement of any payment on or with respect to the notes;
•	reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or change voting requirements set forth in the indenture;
•	modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal and interest; or
•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by the Issuer, Essex and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to evidence a successor to the Issuer as obligor or Essex as guarantor under the indenture;
•	to add to the Issuer’s covenants or those of Essex for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuer or Essex in the indenture;
•	to add Events of Default for the benefit of the holders of the notes;

•	to amend or supplement any provisions of the indenture; provided that no amendment or supplement shall materially adversely affect the interests of the holders of any notes then outstanding;
•	to secure the notes;
•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;
•	to comply with the Trust Indenture Act of 1939, as amended, or the rules and regulations thereunder;
•	to provide for rights of holders of the notes if any consolidation, merger or sale of all or substantially all of the Issuer’s property or assets occurs;
•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;
•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;
•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the notes; provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; or
•	to conform the text of the indenture, any guarantee or the notes to any provision of this Description of Notes.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the notes, the indenture provides that notes owned by the Issuer or any other obligor upon the notes or any of their respective affiliates or of the other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of the notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the Issuer, Essex or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Reports

Whether or not subject to Section 13 or 15(d) of the Exchange Act and for so long as any notes are outstanding, within 15 days of the date on which such filing is made with the SEC (or would have been required to have been made with the SEC), each of Essex and the Issuer will furnish to the trustee (1) all quarterly and annual reports that are or would be required to be filed with the SEC on Forms 10-Q and 10-K and (2) all current reports that are or would be required to be filed with the SEC on Form 8-K. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or Essex’s compliance with any of its covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate). Notwithstanding the foregoing, during any period in which the Issuer is not subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act, the Issuer may satisfy its obligation to furnish the reports described above by furnishing reports for Essex.

Trustee

U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at the Issuer’s option.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of the Issuer’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Conversion or Exchange Rights

The notes will not be convertible into or exchangeable for any capital stock of the Issuer or Essex.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or limited partner of the Issuer or Essex, as such, will have any liability for any of the Issuer’s obligations or those of Essex under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures, or the description of them below, and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, DTC holds securities for Participants (as defined below) and facilitates the settlement of securities transactions, such as transfers and pledges, in deposited securities between Participants through electronic computerized book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates.

Participants include the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Participants”). DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to other such banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants holding beneficial interests in the notes with portions of the principal amount of the Global Notes; and
(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture, the Issuer, Essex and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, Essex, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Global Notes is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those DTC participants to whose accounts the Global Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;
(2)	the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
(3)	upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Satisfaction and Discharge of Indenture; Defeasance of Notes and Certain Covenants in Certain Circumstances

Satisfaction and Discharge of Indenture. Subject to applicable procedural requirements of the indenture, the indenture will discharged (except for certain surviving rights including relating to transfer or exchange of notes) when either all outstanding notes (other than notes lost or unaccounted for as specified in the indenture) have been delivered to the trustee for cancellation or all such notes that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year or will be called for redemption within one year and the Issuer has made arrangements for deposit of cash in an amount sufficient to pay the entire indebtedness on such notes that have not been delivered for cancellation.

Legal Defeasance. The Issuer may be discharged as described in this section from any and all obligations in respect of the notes. Such discharge would exclude certain obligations as specified in the indenture, which include obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes and to maintain paying agencies, certain provisions relating to the treatment of funds held by paying agents and provisions relating to reporting obligations. The Issuer will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on the notes on the stated maturity of those payments, or upon redemption of the notes, in accordance with the terms of the indenture.

This discharge may occur only if, among other things, the Issuer has delivered to the trustee an opinion of counsel stating that it has received from, or there has been published by, the United States Internal Revenue Service, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. Upon compliance with certain conditions, the Issuer and the Guarantor will be released, as described below, from the obligation to comply with some of the covenants applicable to the notes. In the case of such covenant defeasance:

•	the Issuer may omit to comply with the covenant relating to preservation of corporate charter and statutory rights, as well certain additional covenants as specified in indenture, including those covenants described under “—Covenants” and “—Reports” above, and
•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes.

The conditions include, among other things:

•	depositing with the trustee money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments, or upon redemption of the notes, in accordance with the terms of the indenture, and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event the Issuer exercises its option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. In such a case, the Issuer would remain liable for those payments.

Governing Law

The indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

SUPPLEMENTAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The discussion appearing under the caption “Material Federal Income Tax Considerations” in the accompanying prospectus has been entirely replaced and superseded by the discussion appearing in Exhibit 99.1 to Essex’s and the Issuer’s Current Report on Form 8-K filed with the SEC on February 26, 2018 (the “February 2018 Form 8-K”) with respect to certain material federal income tax considerations. The February 2018 Form 8-K is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information” in this prospectus supplement. See “Incorporation of Certain Documents By Reference.” Prospective investors should carefully review the discussion appearing in Exhibit 99.1 to the February 2018 Form 8-K, as well as the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, before acquiring any notes pursuant to this prospectus supplement and the accompanying prospectus.

Prospective investors in the notes should consult their tax advisors regarding the U.S. federal income and other tax consequences to them of the acquisition, ownership and disposition of the notes offered by this prospectus supplement and the accompanying prospectus.

UNDERWRITING—CONFLICTS OF INTEREST

The Issuer, Essex and the underwriters named below, acting through their representatives, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the notes. Subject to certain terms and conditions contained in the underwriting agreement, we have agreed to sell to each underwriter and each underwriter has severally, and not jointly, agreed to purchase the amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$51,900,000
Citigroup Global Markets Inc.	42,900,000
U.S. Bancorp Investments, Inc.	42,900,000
Wells Fargo Securities, LLC	42,900,000
Jefferies LLC	31,650,000
MUFG Securities Americas Inc.	31,650,000
Barclays Capital Inc.	7,800,000
BB&T Capital Markets, a division of BB&T Securities, LLC	7,800,000
BNP Paribas Securities Corp.	7,800,000
Deutsche Bank Securities Inc.	7,800,000
Mizuho Securities USA LLC	7,800,000
Capital One Securities, Inc.	5,700,000
Regions Securities LLC	5,700,000
Scotia Capital (USA) Inc.	5,700,000
Total	$300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of 0.500% of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.250% of the principal amount of the notes to other dealers. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The Issuer does not intend to list the notes on any securities exchange or have the notes quoted on any automated dealer quotation system. The Issuer has been advised by the underwriters that the underwriters intend to make a market in the notes after the completion of this offering but are not obligated to do so and may discontinue market making at any time without notice to or the consent of existing noteholders. No assurance can be given as to the development, maintenance or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Issuer and Essex have each agreed that it will not offer or sell any debt securities (other than the notes) during the period from the original issue date through and including the closing date of the notes without the prior written consent of the representatives.

We estimate that the Issuer’s share of the total expenses of this offering, excluding the underwriting discount, will be approximately $300,000.

The Issuer and Essex have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they are required to make in respect thereof.

Settlement

The Issuer expects that the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the seventh business day following the date of this prospectus supplement (the settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the closing date for the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own adviser.

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under the Issuer’s $1.2 billion unsecured line of credit facility and its $35.0 million unsecured working capital line of credit facility and will receive their pro rata portions of any amounts repaid under such facilities. Certain of the underwriters may receive more than 5% of the net offering proceeds from this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay indebtedness owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, corporate trust and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain others of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than the United States, no action has been taken by us or, to the best of our knowledge, the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Company; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

This prospectus supplement is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus supplement has not been and will not be submitted to the French Autorité des marchés financiers (“AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;

2.	persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D.411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and
3.	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement. This prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of notes of the Issuer for their own account and undertake not to transfer, directly or indirectly, notes of the Issuer to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland, and will not be listed on the SIX Swiss Exchange Ltd or any other exchange or regulated trading venue in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd or any other exchange or regulated trading venue in Switzerland, and none of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

WHERE YOU CAN FIND MORE INFORMATION

Essex and the Issuer file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Essex or the Issuer files with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

Essex and the Issuer have filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The Registration Statement contains additional information about Essex and the Issuer. You may inspect the Registration Statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

–	Essex’s and the Issuer’s combined Annual Report on Form 10-K for the year ended December 31, 2017;
–	Current Reports on Form 8-K jointly filed by Essex and the Issuer on January 18, 2018, February 22, 2018 and February 26, 2018;
–	The description of Essex’s common stock contained in a Registration Statement on Form 8-A filed with the SEC on May 27, 1994; and
–	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but excluding any documents or portions of documents that are deemed under applicable rules to be “furnished” and not “filed” with the SEC) after the date of this prospectus and prior to the termination of the offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, Attention: Secretary (650) 655-7800.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes will be passed upon for us by Latham & Watkins LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law. Latham & Watkins LLP and Alston & Bird LLP may rely upon the opinion of Venable LLP.

EXPERTS

The consolidated financial statements of Essex Property Trust, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Essex Portfolio, L.P. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

ESSEX PROPERTY TRUST, INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS AND OTHER RIGHTS
STOCK PURCHASE CONTRACTS
UNITS
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES

and

ESSEX PORTFOLIO, L.P.

DEBT SECURITIES

Essex Property Trust, Inc., a Maryland corporation (“Essex” or the “Company”), may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “Prospectus Supplement”), the following securities:

•	common stock;
•	preferred stock;
•	preferred stock represented by depositary shares;
•	warrants and other rights to purchase common stock;
•	stock purchase contracts;
•	units representing an interest in two or more other securities;
•	debt securities; and
•	guarantees of debt securities.

Essex Portfolio L.P., a California limited partnership (the “Operating Partnership”), may from time to time offer in one or more series of debt securities, which may be either senior debt securities (“Senior Securities”) or subordinated debt securities (“Subordinated Securities” and, together with the Senior Securities, the “Debt Securities”), guaranteed by Essex through guarantees (the “Guarantees”) of the Debt Securities. The Debt Securities may be non-convertible or convertible into or exercisable or exchangeable for securities of Essex or the Operating Partnership.

The securities listed above (collectively, the “Offered Securities”) may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more Prospectus Supplements; provided that Essex will guarantee the payment of principal and a premium, if any, and interest on the Debt Securities, to the extent and on the terms described herein and in any accompanying Prospectus Supplement. Under this prospectus, Essex can issue equity securities, debt securities and debt guarantees, and the Operating Partnership can issue only debt securities.

This prospectus describes some of the general terms that may apply to the Offered Securities. The specific terms of any Offered Securities will be described in a Prospectus Supplement. The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for federal income tax purposes. See “Description of Capital Stock — Restrictions on Transfer.” It is important that you read both this prospectus and the applicable Prospectus Supplement before you invest in the Offered Securities.

The applicable Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

The Offered Securities may be offered directly, through agents designated from time to time by Essex, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution.” No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the plan of distribution and the method and terms of the offering of such series of Offered Securities.

Essex’s common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “ESS.” On February 29, 2016, the closing sale price of Essex common stock on the NYSE was $209.28 per share.

YOU SHOULD CONSIDER THE RISKS FACTORS SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENTS BEFORE YOU INVEST IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 4, 2016

Neither Essex Property Trust, Inc. nor Essex Portfolio, L.P. have authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus to “Essex” mean Essex Property Trust, Inc. and all references to the “Operating Partnership” mean Essex Portfolio, L.P. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus to “we,” “us,” or “our” mean Essex and its subsidiaries, including the Operating Partnership and its subsidiaries. When we refer to Essex’s “Charter,” we mean Essex’s articles of incorporation, as amended and supplemented from time to time.

i

ESSEX AND THE OPERATING PARTNERSHIP

Essex Property Trust, Inc. (“Essex” or the “Company”) is a Maryland corporation that operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company owns all of its interest in its real estate investments directly or indirectly through Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership and as of December 31, 2015 owned a 96.7% general partnership interest.

The Company has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994 as the Company completed an initial public offering on June 13, 1994. In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company.

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities. As of December 31, 2015, the Company owned or held an interest in 246 communities, aggregating 59,160 units, located along the West Coast, as well as four commercial buildings (totaling approximately 319,079 square feet), and eight active development projects with 2,447 apartment homes in various stages of development (collectively, the “Portfolio”).

The Company’s website address is http://www.essex.com. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, and the Proxy Statement for its Annual Meeting of Stockholders are available, free of charge, on its website as soon as practicable after the Company files the reports with the U.S. Securities and Exchange Commission (“SEC”).

RISK FACTORS

An investment in any Offered Securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus or the applicable Prospectus Supplement. In particular, you should consider the risk factors set forth in any applicable Prospectus Supplement and in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or otherwise. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not known to us or that we deem immaterial may also affect our business operations.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process, with the Company and the Operating Partnership, which is a majority owned subsidiary of the Company, as “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this process, the Company may sell common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, units, debt securities (including related guarantees), and our Operating Partnership may sell debt securities, in each case in one or more offerings. In addition, selling security holders to be named in a Prospectus Supplement may sell certain of our securities from time to time. This prospectus provides you with a general description of the securities the Company, our Operating Partnership or any selling security holder may offer. Each time the Company, our Operating Partnership or any selling security holder sells securities, the Company, our Operating Partnership or the selling security holder will provide a Prospectus Supplement containing specific information about the terms of the applicable offering. Such Prospectus Supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable Prospectus Supplement together with additional information described below under the heading “Where You Can Find More Information.”

The Company, our Operating Partnership or any selling security holder may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable Prospectus Supplement will describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of the securities. See “Plan of Distribution” for more information on this topic. No securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION

Essex and the Operating Partnership file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Essex files with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contains additional information about us. You may inspect the Registration Statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	Essex’s and the Operating Partnership’s combined Annual Report on Form 10-K for the year ended December 31, 2015; and
•	Current report on Form 8-K jointly filed by Essex and the Operating Partnership on February 11, 2016.

In addition, each of Essex and the Operating Partnership incorporate by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the termination of the offering. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Notwithstanding any statement contained elsewhere in this prospectus to the contrary, any document, portion of or exhibit to a document or other information that is deemed to have been “furnished” to (rather than “filed” with) the SEC (including, without limitation, information furnished pursuant to Item 2.02 of 7.01 of Form 8-K and any information of the nature referred to in Rule 402 of SEC Regulation S-T) shall not be incorporated or deemed to be incorporated by reference in this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. A written request should be addressed Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, Attention: Secretary.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements, which include statements about our expectations, objectives, anticipations, intentions and strategies regarding the future, expected operation results, revenues and earnings, reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risk factors set forth in any applicable Prospectus Supplement and those in Item 1A, “Risk Factors”, of our most recent Annual Report on Form 10-K and in the future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Company and the Operating Partnership files. Such risk factors could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of these forward-looking statements include statements regarding our expectations as to:

•	The timing of completion of current development and redevelopment projects and the stabilization dates of such projects;
•	The total projected costs and rental rates of development and redevelopment projects;
•	The adequacy of future cash flows to meet operating requirements and to provide for dividend payments in accordance with real estate investment trust (“REIT”) requirements;
•	The amount of capital expenditures and non-revenue generating capital expenditures;
•	Future acquisitions and anticipated development projects;
•	The anticipated performance of existing properties; and
•	The anticipated results from various geographic regions and our investment focus in such regions.

All forward-looking statements included or incorporated by reference in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The risk factors set forth in any applicable Prospectus Supplement and those in Item 1A, “Risk Factors”, of our most recent Annual Report on Form 10-K and in the future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Company and the Operating Partnership files with the SEC from time to time, set forth factors that in the future could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable Prospectus Supplement, the Company intends to contribute the net proceeds from any sale of its securities pursuant to this prospectus to our Operating Partnership. Our Operating Partnership intends to subsequently use the net proceeds contributed by the Company, as well as any net proceeds from the sale of its debt securities pursuant to this prospectus, to potentially acquire, develop, or redevelop properties, which primarily will be apartment communities, to make other investments and for working capital or general corporate purposes, which may include the repayment of indebtedness. Pending application of the net proceeds from the sale of the Offered Securities, such proceeds initially may be invested in short-term securities. Further details regarding the use of the net proceeds from the sale of a specific series or class of the securities will be set forth in the applicable Prospectus Supplement.

U.S. FEDERAL INCOME TAX STATUS

Essex has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”), commencing with its taxable year ended December 31, 1994. As a REIT, Essex generally is not subject to U.S. federal income tax on its net income that it distributes to stockholders. See “Material Federal Income Tax Considerations.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the general terms of the Company’s common and preferred stock. This description is not complete and is subject to, and qualified in its entirety by reference to, the Maryland General Corporation Law and our Charter and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

General

As of December 31, 2015, the total number of shares of stock of all classes which the Company has authority to issue is 1,000,000,000 shares (par value $.0001 per share), of which 656,020,000 shares are shares of common stock, 13,980,000 shares are shares of preferred stock, including 8,000,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (the “Series H Preferred Stock”), and 330,000,000 shares of Excess Stock.

As of December 31, 2015, there were 65,379,359 shares of common stock issued and outstanding. Also, as of December 31, 2015, under the Essex Property Trust, Inc. 2013 Stock Award and Incentive Compensation Plan (the “2013 Plan”), there were options outstanding to acquire 525,094 shares. The maximum aggregate number of shares of common stock that may be issued under the 2013 Plan is 1,000,000, plus any shares that have not been issued under the Company’s previous plan, its 2004 Stock Incentive Plan (the “2004 Plan”), including shares subject to outstanding awards under the 2004 Plan that are not issued or delivered to a participant for any reason.

As of December 31, 2015, an aggregate of 2,070,360 shares of common stock may be issued upon the conversion of limited partnership interests in the Operating Partnership and an additional 250,342 shares of common stock would be issuable in exchange for outstanding Long Term Incentive Plan (“LTIP”) units and other, outstanding incentive compensation units in the Operating Partnership, subject to meeting certain requirements. In addition, certain partners in limited partnerships in which the Operating Partnership has invested have the right to have their limited partnership interests in such partnership(s) redeemed for cash or, at our option, subject to certain restrictions, for an aggregate of 963,172 shares of common stock. In addition, as of December 31, 2015, 2,950,000 shares of Essex’s Series H Preferred Stock were issued and outstanding.

Common Stock

The following description of the common stock sets forth certain general terms and provisions of the common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex’s Charter and Bylaws. The common stock is listed on the New York Stock Exchange under the symbol “ESS.” Computershare Trust Company, N.A. is Essex’s transfer agent.

The holders of the outstanding common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of common stock do not have cumulative voting rights.

The shares of common stock offered hereby will be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by the Board of Directors of Essex (the “Board of Directors”) and declared by Essex from funds available for distribution to such holders. Essex currently pays regular quarterly dividends to holders of common stock out of funds legally available for distribution when, and if, authorized by the Board of Directors and declared by Essex.

In the event of a liquidation, dissolution or winding up of Essex, the holders of common stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of common stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by Essex.

We are required to seek certain information from all persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code (the “Code”), more than a certain percentage of our outstanding stock. Stockholders who do not provide us with the information requested are required to submit such information with their U.S. federal income tax returns. See “Material Federal Income Tax Considerations — Requirements for Qualification.”

Restrictions on Transfer

In order for Essex to qualify as a REIT under the Code, among other requirements (see “Material Federal Income Tax Considerations — Requirements for Qualification”), no more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year (other than our first year as a REIT) or during a proportionate part of a shorter taxable year. In addition, our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first year as a REIT) or during a proportionate part of a shorter taxable year.

The Charter, subject to certain exceptions, provides an “ownership limit” under which no stockholder, other than George M. Marcus (and his wife and children, trusts for the benefit of his descendants and, upon his death, his heirs), may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the issued and outstanding shares of our stock (not including any shares of excess stock). However, the ownership limit provisions provide that a qualified trust, as defined in the Charter, generally may own up to 9.9% of the value of the outstanding shares of our stock. The ownership limit provisions therefore provide that George M. Marcus (and his wife and children, trusts for the benefit of his descendants and, upon his death, his heirs) may own up to 25% of the value of the outstanding shares of our stock. The Board of Directors may also exempt an underwriter of a public offering of our stock or a person who is not an “individual” (as defined under the Code to include certain entities) from the ownership limit if it received satisfactory evidence that such stockholder’s ownership of Essex’s shares in excess of the ownership limit will not jeopardize Essex’s status as a REIT. As a condition to providing such an exemption, the Board of Directors must receive an opinion of counsel or ruling of the Internal Revenue Service and representations and agreements from the applicant with respect to preserving Essex’s REIT status. However, the Board of Directors cannot grant an exemption to the ownership limit if the applicant would own more than 25% of the value of the outstanding shares of Essex’s stock, unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service to the effect that such an exemption will not jeopardize Essex’s status as a REIT. The Board of Directors may also increase the ownership limit to a maximum of 9.9% and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve Essex’s REIT status. If the Board of Directors and Essex’s stockholders determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, the ownership limit provisions of the Charter can be terminated.

If a stockholder attempts to transfer shares of stock that would (i) create a direct or indirect ownership of Essex’s shares in excess of the ownership limit absent a Board exemption, (ii) result in the ownership of Essex’s stock by fewer than 100 persons, or (iii) result in the ownership of more than 50% of the value of Essex’s stock (other than excess stock), directly or indirectly, by five or fewer individuals, as defined in the Code, the transfer shall be null and void, and the intended transferee will acquire no rights to the shares. In addition, in the event of a transfer or attempted transfer, or other event, that would result in any person owning, directly or indirectly, shares of Essex stock in excess of the ownership limit (or any limit created in connection with an exemption from the ownership limit) or that would result in the ownership of more than 50% of the value of Essex’s stock, directly or indirectly, by five or fewer persons, such shares of our stock will automatically be exchanged for shares of “excess stock.” All shares of excess stock will be automatically transferred, without action by the purported holder, to a person who is unaffiliated with us or the intended transferee, as trustee for the exclusive benefit of one or more organizations described in Sections 170(b), 170(c) or 501(c)(3) of the Code as a charitable beneficiary and designated by resolution of the Board of Directors. Such shares of excess stock held in trust are considered issued and outstanding shares of Essex’s stock. In general, the trustee of such shares is deemed to own the shares of excess stock held in trust for the exclusive benefit of the charitable beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer and has all voting rights and all right to receive distributions payable with respect to the excess shares. Any dividend or other distribution paid prior to the discovery by Essex that shares were exchanged for excess stock must be repaid by the recipient to Essex upon demand or, if Essex elects, will be offset against any future dividends or distributions payable to the recipient. Subject to Maryland law, any vote cast by the purported owner of excess shares will be rescinded and recast in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary.

Essex may cause the trustee to transfer a beneficial interest in the trust representing a number of shares of excess stock if the shares of excess stock would not be excess stock in the hands of the identified transferee. In the event of such a transfer, the purported transferee of the shares exchanged for excess stock may receive a price for its interest in such shares that is the lesser of (i) the price paid by the purported transferee or, if the purported transferee did not give value for the shares in connection with the event causing shares to be exchanged for excess stock (e.g., a gift, devise or other similar transaction), the Market Price (as defined in Essex’s Charter) of the shares on the day of the event causing the shares to be exchanged for excess stock and (ii) the price received by the trustee from the sale or other disposition of the shares of excess stock. Upon any such a transfer, the shares of excess stock will automatically be exchanged for an equal number of shares of stock of the class and series originally exchanged for such shares of excess stock.

Shares of excess stock held in the trust will be deemed to have been offered for sale to Essex, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the exchange for shares of excess stock (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date that Essex, or its designee, accepts the offer. Essex will have the right to accept the offer for a period of ninety days after the later of the date of the transaction that resulted in the exchange for shares of excess stock and, if Essex does not receive prior notice of such transaction, the date that the Board of Directors determines in good faith that a transaction resulting in excess stock has occurred.

Even if the provisions of the Code regarding REITs are changed to eliminate any ownership concentration limitation or increase the limitation, the ownership limitations in the Charter will not be automatically eliminated or modified. Except as described above, any change to such limitations would require an amendment to the Charter, which in turn would require the affirmative vote of holders owning a majority of the outstanding shares of Essex’s common stock. In addition to preserving Essex’s status as a REIT, the ownership limit provisions in the Charter may have the effect of precluding an acquisition of control of Essex without the approval of the Board of Directors.

All certificates representing shares of equity stock will bear a legend referring to the restrictions described above.

Description of Series H Preferred Stock

General

During the second quarter of 2011, the Company issued 2,950,000 shares of its Series H Preferred Stock at a public offering price of $25.00 per share for net proceeds of $71.2 million, net of costs and underwriting discounts.

The description of the Series H Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex’s Charter and Bylaws.

Ranking

The Series H Preferred Stock ranks senior to our shares of common stock and to any other of our future equity securities that we may later authorize or issue that by their terms rank junior to the Series H Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series H Preferred Stock ranks on a parity with any future equity securities that we may later authorize or issue that by their terms are on a parity with the Series H Preferred Stock. The Series H Preferred Stock ranks junior to any equity securities that we may later authorize or issue that by their terms rank senior to the Series H Preferred Stock. Any such authorization or issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series H Preferred Stock. The Series H Preferred Stock ranks junior to all of our existing and future indebtedness.

Dividends

Subject to the rights of holders of stock ranking senior to, or on parity with, the Series H Preferred Stock as to the payment of dividends, holders of the Series H Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors and declared by Essex, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 per share liquidation preference, equivalent to $1.78125 per annum per share of Series H Preferred Stock. Dividends on the Series H Preferred Stock are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year.

Our Board of Directors will not authorize, and we will not pay, any dividends on the Series H Preferred Stock or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our shares of common stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of shares of our Series H Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series H Preferred Stock.

Notwithstanding the foregoing, dividends on the Series H Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized or declared. Accrued but unpaid dividends on the Series H Preferred Stock will not bear interest, and the holders of the Series H Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on the Series H Preferred Stock, including any capital gain distributions, will be credited to the previously accrued dividends on the Series H Preferred Stock. We will credit any dividend made on the Series H Preferred Stock first to the earliest accrued and unpaid dividend due.

Except as provided in the following paragraph, we will not declare or pay any dividends, or set aside any funds for the payment of dividends, on our common stock or any other shares that rank junior to, or on a parity with, the Series H Preferred Stock, if any, or redeem or otherwise acquire our common stock or other junior shares, or shares ranking on a parity with the Series H Preferred Stock, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series H Preferred Stock for the current and all past dividend periods. This restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Charter in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series H Preferred Stock and all shares that rank on a parity with Series H Preferred Stock, the amount which we have authorized and declared will be allocated pro rata to the Series H Preferred Stock and to each parity series of shares so that the amount declared for each share of Series H Preferred Stock and for each share of each parity series is proportionate to the accrued and unpaid dividends on those shares.

In the event of our liquidation, dissolution or winding up, the holders of the Series H Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders liquidating distributions in cash or property at fair market value as determined by our Board of Directors equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the payment. Holders of Series H Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common stock or any other shares of preferred stock that rank junior to the Series H Preferred Stock. The rights of holders of Series H Preferred Stock to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the Series H Preferred Stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series H Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated, dissolved or wound up our affairs. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series H Preferred Stock and all other classes or series of our equity securities ranking on a parity with the Series H Preferred Stock, if any, then we will distribute our assets to the holders of Series H Preferred Stock and all other classes or series of parity securities ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

We may not redeem the Series H Preferred Stock prior to April 13, 2016, except as described below under “—Special Optional Redemption” and under restrictions relating to our qualification as a REIT for federal tax purposes. On and after April 13, 2016, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series H Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

If we redeem fewer than all of the shares of Series H Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series H Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series H Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose in our sole discretion.

Subject to certain exceptions, unless full cumulative distributions on all shares of Series H Preferred Stock are declared and paid or set apart for payment for all past distribution periods and the then current distribution period, no shares of Series H Preferred Stock shall be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed.

The Series H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under restrictions relating to our qualification as a REIT for federal tax purposes. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series H Preferred Stock will be subject to the restrictions on ownership and transfer set forth in our Charter.

Subject to applicable law, we may purchase Series H Preferred Stock in the open market, by tender or by private agreement.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series H Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the shares of Series H Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of such shares of Series H Preferred Stock will not have the conversion right described below under “— Conversion Rights.”

If we redeem fewer than all of the outstanding shares of Series H Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series H Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series H Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

A “Change of Control” is when, after the original issuance of the Series H Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series H Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series H Preferred Stock as described under “— Redemption” or “— Special Optional Redemption” to convert some or all of the shares of Series H Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series H Preferred Stock (the “Common Share Conversion Consideration”) equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series H Preferred Stock dividend payment and prior to the corresponding Series H Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and

•	0.3995 (the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of currently outstanding shares of Series H Preferred Stock will not exceed 1,178,525 shares of our common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap. If we issue additional shares of Series H Preferred Stock in the future, the latter number will increase.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series H Preferred Stock will receive upon conversion of such Series H Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series H Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Series H Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series H Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series H Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series H Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

Except as provided above in connection with a Change of Control, the shares of Series H Preferred Stock are not convertible into or exchangeable for any other securities or property.

Limited Voting Rights

Holders of Series H Preferred Stock will have no voting rights, except as set forth below.

Whenever dividends on the Series H Preferred Stock are due but unpaid for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting our Board of

Directors shall be increased by two and holders of the Series H Preferred Stock, voting as a single class with the holders of any other class or series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of at least 10% of the outstanding Series H Preferred Stock or the holders of at least 10% of any such other series of parity preferred stock, or at the next annual or special meeting of stockholders, and at each subsequent annual or special meeting of stockholders until all dividends accumulated on the Series H Preferred Stock for the past dividend periods and the then-current dividend period have been paid or declared and set aside for payment in full.

If and when all accumulated dividends in arrears and dividends for the then-current dividend period on the Series H Preferred Stock shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of the Series H Preferred Stock shall be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series H Preferred Stock when they have the voting rights set forth as described in this section (voting together as a single class, with one vote for each $50.00 of liquidation preference, with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series H Preferred Stock when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per Director on any matter.

So long as any shares of Series H Preferred Stock remain outstanding, we shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series H Preferred Stock outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series H Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter (including the articles supplementary designating the Series H Preferred Stock), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as (a) the shares of Series H Preferred Stock remain outstanding with the terms thereof materially unchanged, or (b) the holders of the Series H Preferred Stock receive equity securities with rights, preferences, privileges or voting powers substantially the same as those of the Series H Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series H Preferred Stock. In addition, any increase in the amount of authorized Series H Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other equity securities ranking on a parity with or junior to the Series H Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series H Preferred Stock.

In any matter in which shares of the Series H Preferred Stock are entitled to vote, each share of Series H Preferred Stock will be entitled to one vote. If the holders of Series H Preferred Stock and another series of preferred shares, if any, are entitled to vote together as a single class on any matter, the shares of Series H Preferred Stock and the shares of the other series will have one vote for each $50.00 of liquidation preference.

DESCRIPTION OF PREFERRED STOCK

General

Subject to limitations prescribed by Maryland law and Essex’s Charter, the Board of Directors may authorize the Company to issue, from its authorized but unissued shares of capital stock, preferred stock in such classes or series as the Board of Directors may determine and may establish from time to time the number of shares of preferred stock to be included in any such class or series and fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as the Board may fix by resolution of the Board. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Essex.

Preferred stock, upon filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland of articles supplementary setting forth the terms of the class or series of preferred stock, and issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of preferred stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that preferred stock may be issuable upon the exercise of Warrants issued by Essex. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

(1)	The title and par value of such preferred stock;
(2)	The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;
(3)	The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;
(4)	Whether dividends on such preferred stock are cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;
(5)	The provision for a sinking fund, if any, for such preferred stock;
(6)	The provision for redemption, if applicable, of such preferred stock;
(7)	Any listing of such preferred stock on any securities exchange;
(8)	The terms and conditions, if applicable, upon which such preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);
(9)	A discussion of any material federal income tax considerations applicable to such preferred stock;
(10)	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Essex as a REIT;
(11)	The relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;
(12)	Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;
(13)	Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock; and
(14)	Any voting rights of such preferred stock.

Rank

Unless otherwise specified in the Prospectus Supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex, rank (i) senior to all classes or series of common stock and excess stock of Essex, and to all equity securities ranking junior to such preferred stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex; (ii) on a parity with all equity securities issued by Essex the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of Essex; and (iii) junior to all equity securities issued by Essex the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Essex.

Conversion Rights

The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into common stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock or Essex, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Restrictions on Transfer

For Essex to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To enable Essex to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the outstanding common stock and preferred stock of Essex. See “Description of Capital Stock — Restrictions on Transfer.” The applicable Prospectus Supplement will also specify any additional ownership limitation relating to a series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable Prospectus Supplement. If so described in the Prospectus Supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, instead of whole shares of preferred stock, or multiple shares of our preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the deposit agreement and the Prospectus Supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The Prospectus Supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its interest in a fractional share or multiple shares, to shares of the preferred stock underlying that depositary share, and to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related Prospectus Supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary stockholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary stockholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary stockholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary stockholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary stockholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable Prospectus Supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary stockholders relating to that series of preferred stock. Each depositary stockholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary stockholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise stated in the Prospectus Supplement.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary stockholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary stockholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor Essex will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts, other than for the relevant party’s gross negligence or willful misconduct. The obligations of Essex and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary stockholders or other persons believed to be competent and on documents believed to be genuine.

Title to Shares

Essex, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS AND OTHER RIGHTS

This section outlines some of the provisions of the warrants and other rights and the warrant agreements. This information may not be complete in all respects and is qualified in its entirety by reference to the warrant agreement with respect to the warrants that are issued. The specific terms of any warrants will be described in the applicable Prospectus Supplement. If so described in a particular supplement, the specific terms of any warrants may differ from the general description of terms presented below.

Essex has no Warrants outstanding (other than options issued under Essex’s stock option plans). Essex may issue Warrants for the purchase of Common Stock. Essex may issue Warrants independently or together with any other Offered Securities offered by any Prospectus Supplement and these Warrants may be attached to or separated from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between Essex and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of Essex in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of common stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related common stock will be separately transferable; (7) the price at which each share of common stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified in its entirety by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable Prospectus Supplement. If so described in a Prospectus Supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the applicable Prospectus Supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other securities or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other securities or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of Essex of shares of the underlying security or property or, they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for Essex’s benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to Essex’s security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable Prospectus Supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to Essex or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified in its entirety by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable Prospectus Supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of two or more of debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable Prospectus Supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below;
•	the price or prices at which such units will be issued;
•	information with respect to book-entry procedures, if any;
•	the applicable United States federal income tax considerations relating to the units;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any other terms of the units and of the securities comprising the units.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The debt securities to be issued (i) by Essex or (ii) by the Operating Partnership with a related guarantee by Essex will be issued under an indenture, the form of which was attached as exhibit 4.3 to the Post-Effective Amendment No. 1 to the Registration Statement of Essex Property Trust, Inc. and Essex Portfolio, L.P. on Form S-3 (333-187561), filed on April 8, 2013. The terms of the debt securities and any related guarantee will be described in the Prospectus Supplement relating to the offering of such debt securities.

CERTAIN PROVISIONS OF MARYLAND LAW AND ESSEX’S CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our Charter and Bylaws. This description is not complete and is subject to, and qualified in its entirety by reference to, Maryland law and our Charter and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our Board of Directors

Essex’s Charter and Bylaws provide that its Board of Directors may establish the number of directors as long as the number is not fewer than the minimum required under the Maryland General Corporation Law (which is one). Essex’s Charter provides that a director may be removed, without cause (as defined in the Charter) only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, and with cause only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Pursuant to Essex’s Charter and Bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Pursuant to Essex’s Bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by a plurality of all of the votes cast. In both uncontested and contested elections, holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Essex’s Bylaws further provide that an incumbent director, in an uncontested election, who does not receive the required vote for re-election must offer to resign. The Nominating and Corporate Governance Committee of the Board of Directors will consider the resignation offer and recommend to the Board of Directors whether to accept or reject the resignation offer. The Board of Directors will then publicly disclose its decision within 90 days of certification of the election results.

Business Combinations

The Maryland General Corporation Law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. The Maryland General Corporation Law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, or
•	an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock.

A person is not an interested stockholder if our Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock, and
•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined in the Maryland General Corporation Law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the statute, the Board of Directors of the Company irrevocably has elected to exempt any business combination among the Company, George M. Marcus, who is the chairman of the Company, and Marcus & Millichap Company (“MMC”) or any entity owned or controlled by Mr. Marcus and MMC. Mr. Marcus is the chairman of MMC. Consequently, the five-year prohibition and supermajority vote requirements described above will not apply to any business combination between the Company, Mr. Marcus, or MMC. As a result, the Company may in the future enter into business combinations with Mr. Marcus and MMC, without compliance with the supermajority vote requirements and other provisions of the Maryland Business Combination Act.

Control Share Acquisitions

The Maryland General Corporation Law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We can provide no assurance that our Board of Directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

•	a classified board,
•	a two-thirds vote requirement to remove a director,
•	a requirement that the number of directors be fixed only by the vote of the directors,
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.

A corporation may elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors regardless of any contrary provisions in its charter or bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,
•	by or at the direction of our Board of Directors, or
•	by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our Bylaws.

Generally, under our Bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate candidates for our Board of Directors, the notice must set forth specified information regarding the nominees. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified information. In each case, the notice must also set forth specified information concerning the stockholder making the proposal and persons associated with the stockholder.

The Bylaws also set forth requirements for calling a special meeting of stockholders, generally to the effect that the Chairman of the Board, the President, the Chief Executive Officer or the Board of Directors may call a special meeting of the stockholders, and a special meeting of stockholders shall also be called by our secretary to act on any matter that may properly be submitted to a vote of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Separate provisions of our Bylaws establish advance notice, informational and related requirements for stockholders seeking to make director nominations or other proposals at special meetings.

The foregoing is not intended as a detailed summary of these or related provisions of our Bylaws, and is qualified by reference to the Bylaws, a copy of which was included as Exhibit 3.2 to our Form 8-K filed March 2, 2015.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our Charter on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for the holders of our common stock or otherwise be in their best interest. Likewise, with respect to the business combination provisions of the Maryland General Corporation Law or if the provision in the Bylaws opting out of the control share acquisition provisions of the Maryland General Corporation Law were rescinded, these provisions of the Maryland General Corporation Law could have similar anti-takeover effects.

Further, certain provisions of Essex’s Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of Essex. The ownership limit may delay or impede a transaction or a change in control of Essex that might involve a premium price for Essex’s capital stock or otherwise be in the best interest of the stockholders. See “Description of Capital Stock — Restrictions on Transfer.” The issuance of preferred stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of Essex. See “Description of Preferred Stock – General.”

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ESSEX PORTFOLIO, L.P.

The following is a summary of material provisions in the Operating Partnership’s partnership agreement. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein.

Management

The Operating Partnership is a California limited partnership that was formed on March 15, 1994. Essex is its sole general partner and substantially all of our business is conducted through the Operating Partnership. As the Operating Partnership’s sole general partner, Essex is, subject to limited exceptions for which the limited partners must consent, solely responsible for the management of the Operating Partnership’s day-to-day business and affairs. Essex can cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. The Operating Partnership’s limited partners may not transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the partnership agreement and as required by applicable law. The partnership agreement restricts Essex’s ability to engage in certain “Major Decisions” — including terminating the partnership agreement, making a general assignment for the benefit of creditors, taking title to property not in the name of the Operating Partnership, instituting bankruptcy procedures on the Operating Partnership’s behalf or dissolving the Operating Partnership — without the written consent of the holders of a majority of the limited partnership interests (unless, in the case of such a Major Decision other than taking title to property not in the Operating Partnership’s name, the limited partners collectively own less than five percent of the Operating Partnership’s partnership interests at the time of such Major Decision).

Essex is not liable under the partnership agreement to the Operating Partnership or to any partner for acts or omissions performed or omitted to be performed by it within the scope of authority conferred upon it by the partnership agreement, provided that Essex acted in good faith and was not guilty of fraud, misconduct, bad faith, or gross negligence.

The partnership agreement provides that substantially all of Essex’s business activities, including activities pertaining to the acquisition, development and ownership of properties, must be conducted through the Operating Partnership, and that Essex will use its best efforts to cause the Operating Partnership to avoid taking any action that would result in Essex ceasing to satisfy the requirements for being classified as a REIT or would result in the imposition of any federal income or excise tax liability on Essex.

Transferability of Interests

Essex, as general partner, may not voluntarily withdraw from the Operating Partnership, or transfer or assign all or any portion of its interest in the Operating Partnership, without the consent of the holders of a majority of the limited partnership interests (unless the limited partners collectively own less than five percent of the Operating Partnership’s partnership interests at the time of such withdrawal or transfer).

Subject to certain limitations and conditions set forth in the partnership agreement, each limited partner generally has the right to transfer all or any portion of its partnership interest to any person or entity. Certain classes of the Operating Partnership’s partnership interests, such as its incentive partnership units, contain additional limitations on transfer, as set forth in the partnership agreement.

No transfer of partnership interests is permitted if such transfer would result in (i) such interests being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; or (ii) the Operating Partnership being unable to qualify for at least one of the “safe harbors” set forth in Treasury Regulations Section 1.7704-1(e), (f), (g), (h) or (j) (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code). Further, no transfer of partnership interests is permitted (i) to any person or entity that lacks the legal right, power or capacity to own such interests; (ii) in violation of any mortgage or trust deed constituting a lien against one of the Operating Partnership’s properties or in violation of any other instrument, document or agreement to which it is a party; (iii) in violation of applicable law, including, without limitation, any applicable state securities “blue sky” law; (iv) of any component portion of such interests; (v) in the event such transfer would cause Essex to cease to satisfy the requirements for being classified as a REIT; (vi) if such transfer would cause the Operating Partnership’s termination for federal income tax purposes; (vii) if such transfer would, in the opinion of the Operating Partnership’s counsel, cause it to cease to be classified as a partnership for federal income tax purposes; (viii) if such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975I of the Code); (ix) if such transfer would, in the opinion of the Operating Partnership’s counsel, cause any portion of the Operating Partnership’s assets to constitute assets of any employee benefit plan pursuant to U.S. Department of Labor Regulations Section 2510.3-10 1; (x) if such transfer may not be effected without registration of such interest under the Securities Act; (xi) if such transfer would violate any provision of Essex’s articles of incorporation, as such may be amended from time to time; or (xii) to any of the Operating Partnership’s lenders, or any person or entity related to any of its lenders whose loan constitutes a “nonrecourse liability” (within the meaning of Section 1.752-1(a)(2) of the Treasury Regulations) without the consent of Essex, in its sole and absolute discretion, unless the Operating Partnership’s basis for tax purposes would not be reduced as a result of such transfer.

Capital Contributions

Essex contributed to the Operating Partnership all of the net proceeds of Essex’s initial public offering as Essex’s initial capital contribution. After Essex’s initial public offering, it has contributed to the Operating Partnership, as additional capital contributions, the net proceeds from its subsequent issuances of common stock and preferred stock. As of December 31, 2015, Essex held 96.7% of the Operating Partnership’s partnership interests, and the limited partners held the remaining 3.3% of the partnership interests.

Certain of the Operating Partnership’s limited partners contributed to the Operating Partnership all of their right, title and interest in certain properties, assets and partnership interests in other partnerships as their initial capital contributions.

The partnership agreement provides that Essex, as general partner, subject to certain restrictions, may determine that the Operating Partnership’s best interests require additional funds by issuance of additional partnership interests, which may include preferred limited partnership interests. The Operating Partnership is authorized to cause partnership interests to be issued for less than fair market value if Essex concludes in good faith that such issuance is in the best interest of the Operating Partnership. Essex may not issue additional partnership interests to itself unless (i) the additional partnership interests are issued in connection with an issuance of shares of Essex’s capital stock and Essex makes a capital contribution to the Operating Partnership in an amount equal to the net proceeds raised in connection with the issuance of such shares; or (ii) the additional partnership interests are issued to all of the Operating Partnership’s partners pro rata in accordance with their respective percentage interest in the Operating Partnership.

Limited partners have no obligation to make additional capital contributions, unless such additional capital contributions are unanimously approved by the partners.

Under the partnership agreement, with certain limited exceptions, Essex is obligated to contribute the proceeds of any offering of its stock as additional capital to the Operating Partnership.

In the event that options to purchase stock of Essex are exercised, or shares of common stock are issued pursuant to any stock purchase plan, then (i) Essex will contribute to the Operating Partnership’s capital an amount equal to the total exercise price paid upon option exercises or the total purchase price of the common stock issued; (ii) Essex will be issued additional partnership interests equal to the number of shares of stock delivered to such exercising or purchasing party; (iii) Essex will be deemed to have made an additional capital contribution to the Operating Partnership, in an amount equal to the per share market price of such shares of stock, multiplied by the number of such shares of stock delivered; and (iv) the percentage interests of the other partners will be adjusted accordingly.

Amendments of the Partnership Agreement

The Operating Partnership’s partnership agreement may generally be amended by (i) the written consent of Essex as general partner, and (ii) only if the limited partners collectively own at least five percent of the partnership interests then outstanding, the holders of a majority of the limited partnership interests. However, no amendment to the partnership agreement may be made without the consent of all of the affected limited partners if such amendment (i) provides for distributions to any limited partner in any manner other than proportionally with all limited partners based on their respective ownership interests in the Operating Partnership; (ii) decreases any limited partner’s ownership interests in the Operating Partnership without proportionally decreasing all other limited partners’ ownership interests; (iii) converts any limited partner’s interest in the Operating Partnership into a general partner interest; (iv) adversely modifies the limited liability of any limited partner; or (v) adversely modifies the exchange rights set forth in Article XI of the partnership agreement.

Notwithstanding the above, Essex may amend the partnership agreement without the consent of any limited partner to:

•	add to Essex’s obligations or surrender any right or power granted to Essex or any of its affiliates for the benefit of the limited partners;
•	reflect the admission, substitution, termination, or withdrawal of partners in accordance with the partnership agreement;
•	set forth the rights, powers and duties of the holders of any additional partnership interests issued by the Operating Partnership;
•	reflect any change that does not adversely affect the limited partners in any material respect, cure any ambiguity, correct or supplement any defective provision in the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that are not inconsistent with any other provision of the partnership agreement;
•	reflect the relative distribution and allocation preferences and priorities among two or more classes of Essex’s preferred stock;
•	satisfy any requirements, conditions, or guidelines of federal or state law; and
•	reflect such changes as are reasonably necessary for Essex to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS.

Exchange Rights

Limited partners who were such on September 30, 1997, as well as limited partners who acquired their limited partner interests with the rights specified in Article XI of the partnership agreement, have the right to convert a portion of their limited partner interests into shares of Essex’s common stock and to sell the remainder (or any part thereof) of their limited partner interests to Essex (or its designee), on the terms and subject to the conditions and restrictions contained in the partnership agreement. Subject to such terms, conditions and restrictions, common units of the Operating Partnership are generally exchangeable on a one-for-one basis into shares of Essex’s common stock.

So long as any provision of federal law provides for the “step-up” in basis of an asset upon death, upon the death of a limited partner, all of such limited partner’s partnership interests shall automatically convert as of the date of such death into shares of Essex common stock; provided that Essex, in its sole and absolute discretion, shall have the option, instead of issuing the common stock to the estate of the decedent limited partner, of paying to such estate an amount in cash equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner’s partnership interests, or any combination of cash and common stock equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner’s partnership interests.

Incentive Units

The partnership agreement permits the issuance of incentive units of limited partnership interests to executive management selected by the compensation committee of Essex, currently in the form of “LTIP Units”, which is a class of partnership units in the Operating Partnership. LTIP Units are intended be utilized by Essex in its equity compensation program.

Tax Matters

Essex is the Operating Partnership’s tax matters partner. Essex has authority to make tax elections under the Code on the Operating Partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The Operating Partnership’s net income (including net gains) and net losses generally will be allocated first to ensure, to the extent possible, that Essex has received cumulative allocations of net income equal to the amount of dividends that have been paid and the amount of accrued but unpaid dividends in respect of preferred stock issued by Essex to its stockholders, and thereafter to Essex, as the general partner, and to the limited partners in proportion to their percentage interests. The partnership agreement also contains special allocations that are made under certain circumstances, including special allocations of net gain to the holders of incentive units (including LTIP Units) in connection with a sale of all or substantially all of the Operating Partnership’s assets or certain “book-ups” of capital accounts. These special allocations may result in overall allocations of net income or net loss in any particular year that deviate from the allocations that would have been made if the partnership agreement did not contain such special allocations.

Operations and Distributions

Essex will cause the Operating Partnership to distribute all or a portion of available cash (as defined in the partnership agreement) to the partners, which distribution will be made quarterly and will generally be made first to Essex in an amount equal to the accrued but unpaid dividends then payable on the outstanding preferred stock of Essex, if any, and thereafter pro rata in accordance with the partners’ percentage interests. Distributions that the Operating Partnership make to Essex will be in amounts sufficient to enable Essex to pay dividends to its stockholders in a manner that will enable it to satisfy the requirements for qualifying as a real estate investment trust under the Code and the Treasury Regulations thereunder and avoid any federal income or excise tax liability.

Liquidation/Dissolution

The Operating Partnership will dissolve upon the first to occur of: (i) the dissolution, termination, retirement or bankruptcy of Essex, unless the holders of a majority of the limited partnership interests elect to continue its existence; (ii) the election to dissolve the Operating Partnership made in writing by Essex with the consent of the holders of a majority of the limited partnership interests, in accordance with the terms of the partnership agreement; (iii) the sale or other disposition of all or substantially all of the Operating Partnership’s assets unless the partners elect to continue its existence for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for its assets in accordance with the terms of the partnership agreement; or (iv) the Operating Partnership’s dissolution by operation of law.

Upon the Operating Partnership’s dissolution, its assets will be liquidated and distributed as follows: (i) first, to the payment and discharge of all of its debt and liabilities to creditors; (ii) second, to the establishment of reserves as provided by Essex to provide for any contingent liabilities (iii) third, to the payment of any debts to the Operating Partnership’s partners and (iv) the balance, if any, to the partners in accordance with the positive balances in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Term

The term of the Operating Partnership is perpetual, unless it is dissolved and wound up sooner in accordance with the partnership agreement’s terms or as otherwise provided by law.

Indemnification

The partnership agreement requires the Operating Partnership to indemnify Essex, as general partner, its affiliates and any other persons acting on its behalf from and against any loss, damage, claim or liability incurred by them by reason of any acts or omissions performed or omitted to be performed by Essex in connection with its business and affairs, provided that such acts or omission are within the scope of the authority granted to Essex under the partnership agreement, and provided further, that such acts or omissions were taken in good faith and in the belief that such acts or omissions were in its best interests, and that the persons seeking indemnification were not guilty of fraud, misconduct, bad faith, or gross negligence.

The Operating Partnership must pay any costs reasonably incurred by any person entitled to indemnification under the partnership agreement in defending any proceeding against them, but such costs must be repaid to the

Operating Partnership if a court determines that such person was not entitled to indemnification. Any indemnification payments must be made entirely out of the Operating Partnership’s assets, and no partners will be liable for any portion of any such payments.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material federal income tax considerations relating to the qualification and taxation of Essex as a REIT which may be material to purchasers of its securities. This summary is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of Essex’s debt or equity securities will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder’s particular situation. Because this is a summary that is intended to address only the material federal income tax consequences generally relevant to purchasers of Essex’s securities, it may not contain all of the information that may be pertinent to you. This discussion does not attempt to address all aspects of U.S. federal income taxation relating to holders of Essex’s securities. Additional material federal income tax considerations relevant to holders of particular offerings of Essex’s debt or equity securities will be addressed in the applicable Prospectus Supplement for those securities. This discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws. You are urged to review the applicable Prospectus Supplement in connection with the purchase of any of Essex’s securities, and to consult your own tax advisor regarding the specific tax consequences to you of investing in Essex’s securities, of Essex’s election to be taxed as a REIT and regarding potential changes in the applicable tax laws.

General

Essex elected to be taxed as a REIT commencing with its taxable year ended December 31, 1994. Essex believes that it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. Qualification and taxation as a REIT depend upon Essex’s ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below. Although Essex intends to continue to operate to satisfy such requirements, no assurance can be given that the actual results of Essex’s operations for any particular taxable year will satisfy such requirements. See “Material Federal Income Tax Considerations — Failure to Qualify.”

The provisions of the Code, the U.S. Treasury regulations promulgated thereunder, and other U.S. federal income tax laws relating to qualification and operation as a REIT, are highly technical and complex. The following discussion sets forth the material aspects of the laws that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and U.S. Treasury regulations thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Perkins Coie LLP has acted as Essex’s tax counsel in connection with the filing of this prospectus. Perkins Coie LLP is of the opinion that Essex has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of Essex’s taxable years beginning with the taxable year ended December 31, 2009 through Essex’s taxable year ended December 31, 2015, that its organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT, and that the discussion contained herein is accurate in all material respects. The opinion of Perkins Coie LLP is based on various assumptions and representations made by Essex as to factual matters, including representations made by Essex in a factual certificate provided by one of Essex’s officers. Moreover, Essex’s qualification and taxation as a REIT depend upon its ability to meet the various qualification tests imposed under the Code and discussed below, relating to its actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Perkins Coie LLP. Accordingly, neither Perkins Coie LLP nor Essex can assure you that the actual results of Essex’s operations for any particular taxable year will satisfy these requirements. See “Material Federal Income Tax Considerations — Failure to Qualify.”

In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as Essex, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, generally are not taxed at the corporate level on their “REIT taxable income” that is distributed currently to stockholders. If Essex fails to qualify as a REIT in any year, however, it will be subject to U.S. federal income tax as if it were an ordinary corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In that event, Essex could be subject to potentially significant tax liabilities, the amount of cash available for distribution to its stockholders could be reduced and Essex would not be obligated to make any distributions. Moreover, Essex could be disqualified from taxation as a REIT for four taxable years. See “Material Federal Income Tax Considerations — Failure to Qualify.”

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders.

Taxation of Essex

In any year in which Essex qualifies as a REIT, it generally will not be subject to U.S. federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from an investment in a corporation. However, Essex will be subject to U.S. federal income tax as follows:

1.	First, Essex will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain. However, Essex can elect to “pass through” any of its taxes paid on its undistributed net capital gain income to its stockholders on a pro rata basis in which case, as explained further below, such taxes would be credited or refunded to the stockholder.
2.	Second, under certain circumstances, Essex may be subject to the “alternative minimum tax” on its items of tax preference.
3.	Third, if Essex has (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Essex will be subject to tax at the highest corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.
4.	Fourth, if Essex has net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than foreclosure property and property involuntarily converted, such income will be subject to a 100% penalty tax.
5.	Fifth, if Essex should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Essex will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Essex fails the 75% gross income test or the amount by which 95% of its gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect its profitability.
6.	Sixth, if Essex should fail to satisfy the asset test (as discussed below) but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Essex may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day Essex disposes of the assets (or otherwise satisfies the requirements for maintaining REIT qualification).
7.	Seventh, if Essex should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Essex may be subject to a $50,000 penalty for each failure.
8.	Eighth, if Essex should fail to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Essex will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts distributed.
9.	Ninth, assuming Essex does not elect to instead be taxed at the time of the acquisition, if Essex acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Essex’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, Essex would be subject to tax at the highest corporate rate if it disposes of such asset during the applicable recognition period (generally 5 years) beginning on the date that Essex acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of Essex’s acquisition over the adjusted basis of such property at such time). This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a sale of the replacement property within that same period would be subject to the Built-in Gains Tax.

10.	Tenth, Essex may be subject to a 100% excise tax to the extent Essex’s dealings with its taxable REIT subsidiaries, defined below, are not at arm’s length.
11.	Finally, any earnings that Essex derives through a taxable REIT subsidiary will effectively be subject to a corporate-level tax.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, as defined in the Code, at any time during the last half of each taxable year; (7) which meets certain other tests, described below, regarding the nature of its income and assets; (8) that elects to be a REIT, or has made such election for a previous year, and satisfies the applicable filing and administrative requirements to maintain qualification as a REIT; and (9) that adopts a calendar year accounting period. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Essex were to fail to satisfy condition (6) during a taxable year, that failure would not result in Essex’s disqualification as a REIT under the Code for such taxable year as long as (i) it satisfied the stockholder demand statement requirements described in the second succeeding paragraph and (ii) it did not know, or exercising reasonable diligence would not have known, whether it had failed condition (6).

Essex believes that it has issued stock with sufficient diversity of ownership to satisfy conditions (5) and (6) above. Essex may redeem, at its option, its outstanding shares or restrict the transfer thereof to the extent necessary to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In order to ensure compliance with the ownership tests described above, Essex also has certain restrictions on the transfer of its stock to prevent further concentration of stock ownership. Essex’s Charter restricts the transfer of its shares in order to assist in satisfying the share ownership requirements.

Moreover, to evidence compliance with these requirements, Essex must maintain records which disclose the actual ownership of its outstanding stock. In fulfilling Essex’s obligations to maintain records, it must and will demand written statements each year from the record holders of designated percentages of Essex stock which disclose the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of Essex’s records. A stockholder failing or refusing to comply with Essex’s written demand must submit with his federal income tax returns a similar statement disclosing the actual ownership of Essex’s stock and certain other information. Although Essex intends to satisfy the stockholder demand letter rules described in this paragraph, Essex’s failure to satisfy these requirements will not result in its disqualification as a REIT (assuming condition (6) in the second preceding paragraph is satisfied), but may result in the imposition by the Internal Revenue Service of penalties.

While Essex currently does not own any direct corporate subsidiaries, Essex in the future may own corporate subsidiaries that are treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as a qualified REIT subsidiary of Essex if Essex owns 100% of its outstanding stock and Essex and such subsidiary do not jointly elect to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which Essex owns a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as the assets, liabilities and items of income, deduction and credit of Essex. A qualified REIT subsidiary is not subject to U.S. federal income tax and Essex’s ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “Material Federal Income Tax Considerations — Asset Tests.”

A REIT may also hold any direct or indirect interest in a corporation that qualifies as a taxable REIT subsidiary, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 25% (20% for taxable years beginning after December 31, 2017) of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Material Federal Income Tax Considerations — Asset Tests,” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s length.

In the case of a REIT that is a partner in a partnership, U.S. Treasury regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the gross income tests and the asset tests, described below. Thus, Essex’s proportionate share of the assets, liabilities and items of income of its Operating Partnership will be treated as Essex’s assets, liabilities and items of income for purposes of applying the requirements described below. See “Material Federal Income Tax Considerations — Investments in Partnerships.”

Asset Tests

At the close of each quarter of Essex’s taxable year, Essex generally must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Essex’s total assets must be represented by interests in real property, interests in mortgages on real property or on interests in real property, shares in other REITs, debt instruments issued by publicly offered REITs, cash, cash items, government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by Essex), personal property to the extent that rents attributable to such personal property are treated as rents from real property, and an obligation secured by a mortgage on both real and personal property if the fair market value of the personal property does not exceed 15 percent of the total fair market value of all such property. “Cash” includes foreign currency if Essex or any “qualified business unit” uses such foreign currency as its functional currency, but only to the extent such foreign currency is held for use in the normal course of the activities of Essex or the “qualified business unit” giving rise to income in the numerator for the 75% income test or the 95% income test (discussed below), or directly related to acquiring or holding assets qualifying for the numerator in the 75% assets test, and is not held in connection with a trade or business of trading or dealing in certain securities. Second, although the remaining 25% of Essex’s assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5% of the value of its total assets as to any one issuer (the “5% asset test”), (2) 10% of the outstanding voting securities of any one issuer (the “10% voting securities test”), or (3) 10% of the value of the outstanding securities of any one issuer (the “10% value test”; and collectively with the 10% voting securities test, the “10% asset tests”). Third, not more than 25% (20% beginning in taxable years beginning after December 31, 2017) of the total value of Essex’s assets can be represented by securities of one or more taxable REIT subsidiaries. Fourth, not more than 25% of the total value of Essex’s assets can be represented by publicly offered REIT debt instruments that are not secured by real property or interests in real property. Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership.

Debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for any of a number of applicable exceptions, for example, “straight debt,” certain debt issued by partnerships, and certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), the value of any debt instrument is the adjusted issue price.

Essex and a corporation in which it owns stock may make a joint election for such corporation to be treated as a “taxable REIT subsidiary.” A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The securities of a taxable REIT subsidiary are not subject to the 5% asset test and the 10% asset tests (collectively, the “asset tests”). Instead, as discussed above, a separate asset test applies to taxable REIT subsidiaries. The rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT to the extent its loans, or rental, service or other agreements with its taxable REIT subsidiaries are determined not to be on arm’s length terms. No assurances can be given that Essex’s loans to or rental, service or other agreements, with its taxable REIT subsidiaries will be on arm’s length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which Essex’s earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding Essex’s status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to Essex in a particular calendar year, Essex may designate a corresponding portion of the dividends that it pays to its stockholders during that year as “qualified dividend income” eligible to be taxed at reduced rates to noncorporate recipients. See “Material Federal Income Tax Considerations — Taxation of Taxable U.S. Holders.”

Essex has made elections to treat several of its corporate subsidiaries as taxable REIT subsidiaries. Essex believes that the value of the securities that it holds in its taxable REIT subsidiaries does not, and will not, represent more than 25% of its total assets, and that all transactions between Essex and its taxable REIT subsidiaries are conducted on arm’s length terms. In addition, Essex believes that the amount of its assets that are not qualifying assets for purposes of the 75% asset test will continue to represent less than 25% of its total assets and will satisfy the asset tests.

Essex believes that substantially all of its assets consist of, and will continue to consist of, (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, (4) cash, cash items and government securities and (5) securities of taxable REIT subsidiaries. Notwithstanding the foregoing, Essex may invest in securities of other entities, provided that such investments will not prevent it from satisfying the asset and income tests for REIT qualification set forth above.

If Essex fails to satisfy the 5% asset test and/or the 10% asset tests for a particular quarter, it will not lose its REIT status if the failure is cured within 30 days of the quarter end in which the failure occurred, or the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that Essex comes into compliance with the asset tests within six months after the last day of the quarter in which Essex identifies the failure. Other failures to satisfy the asset tests generally will not result in a loss of REIT status if (1) following Essex’s identification of the failure, Essex files a schedule with the Internal Revenue Service describing each asset that caused the failure; (2) the failure was due to reasonable cause and not to willful neglect; (3) Essex comes into compliance with the asset tests within six months after the last day of the quarter in which the failure was identified; and (4) Essex pays an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the date Essex comes into compliance with the asset tests. Additionally, if Essex meets the asset tests at the close of any quarter, it generally will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the values of its assets or in the foreign currency exchange rate used by Essex to value a foreign asset.

Gross Income Tests

Essex must satisfy two separate percentage tests relating to the sources of its gross income for each taxable year. For purposes of these tests, where Essex invests in a partnership, Essex will be treated as receiving its pro rata share based on its capital interest in the partnership of the gross income and loss of the partnership, and the gross income of the partnership will retain the same character in Essex’s hands as it has in the hands of the partnership. See “Material Federal Income Tax Considerations — Investments in Partnerships.”

The 75% Income Test

At least 75% of Essex’s gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations secured by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from dealer property (i.e., property held primarily for sale to customers in the ordinary course of Essex’s trade or business ); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of foreclosure property; (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by Essex. A REIT that owns foreign real estate or other foreign assets may have foreign currency exchange gain. Two categories of foreign currency gain are excluded from the computation of qualifying income for purposes of the 75% income test and the 95% income test (described below): real estate foreign exchange gain and passive foreign exchange gain.

Real estate foreign exchange gain is foreign currency gain which is attributable to (1) any item of income qualifying for the numerator for the 75% income test; (2) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (3) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property. Real estate foreign exchange gain also includes certain foreign currency gains attributable to certain “qualified business units” of a REIT. Real estate foreign exchange gain is excluded from gross income for purposes of the 75% income test.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (1) any item of income or gain included in the numerator for the 95% income test; (2) the acquisition or ownership of obligations; (3) becoming the obligor under obligations; and (4) any other foreign currency gain to be determined by the Internal Revenue Service. Passive foreign exchange gain is included in gross income and treated as non-qualifying income to the extent it is not real estate foreign exchange gain, for purposes of the 75% income test.

Notwithstanding the above, however, and except in the case of certain income excluded under the hedging rules, foreign currency exchange gain derived from engaging in dealing, or substantial and regular trading, in certain securities, constitutes gross income that does not qualify under the 75% income test.

Rents received from a tenant will not qualify as rents from real property in satisfying the 75% income test (or the 95% income test) if Essex, or an owner of 10% or more of Essex’s equity securities, directly or constructively owns (1) in the case of any tenant that is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant or (2) in the case of any tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (such tenants that are described under (1) or (2) being a “related party tenant”), unless the related party tenant is a taxable REIT subsidiary and certain other requirements are satisfied. In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% income test and 95% income test if it is based in whole or in part on the income or profits of any person. Rent or interest generally will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Essex generally must not operate or manage the property or furnish or render certain services to tenants, other than through an “independent contractor” who is adequately compensated and from whom Essex derives no revenue or through a taxable REIT subsidiary. The independent contractor and taxable REIT subsidiary requirements, however, do not apply to the extent that the services provided by Essex are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Code apply, pursuant to which ownership interests in certain entities held by one entity are deemed held by certain other related entities.

In general, if a REIT provides impermissible services (i.e., services furnished by a REIT to tenants of real or personal property, or services consisting of the management or operation of real or personal property) to its tenants, all of the rent from that property will be disqualified from satisfying the 75% income test and the 95% income test. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (as determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred by the REIT in furnishing or rendering the service.

Essex does not receive any rent that is based on the income or profits of any person. In addition, Essex does not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, Essex believes that any personal property rented in connection with Essex’s apartment facilities is well within the 15% restriction. Finally, Essex does not believe that any services provided at any of its properties jeopardize its ability to comply with the 75% income test or the 95% income test. Essex does not intend to rent to any related party, to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property.

The 95% Income Test

In addition to deriving 75% of its gross income from the sources listed above, at least 95% of Essex’s gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation (including a taxable REIT subsidiary) and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% income test, but not (except with respect to dividends from a REIT) for purposes of the 75% income test. For purposes of determining whether Essex complies with the 75% and 95% income tests, gross income does not include income from “prohibited transactions” (discussed below). Both real estate foreign exchange gain and passive foreign exchange gain (described above) are excluded from the computation of qualifying income for purposes of the 95% income test. Notwithstanding the above, however, and except in the case of certain income excluded under the hedging rules, foreign currency exchange gain derived from engaging in dealing, or substantial and regular trading, in certain securities, constitutes gross income that does not qualify under the 95% income test.

From time to time, Essex may enter into hedging transactions with respect to one or more of its assets or liabilities. Essex’s hedging activities may include entering into interest rate or other swaps, caps and floors, or options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” (described below) is excluded from gross income for purposes of both the 95% income test and the 75% income test, assuming the requirements described below are satisfied. A “hedging transaction” generally means any transaction entered into in the normal course of Essex’s trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, and includes certain transactions entered into to offset any such transaction. Essex will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that Essex enters into other types of hedging transactions, the income from such transactions may be treated as non-qualifying income for purposes of both the 75% income test and the 95% income test. Essex intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Essex’s investment in apartment communities generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of Essex’s interest in a partnership, generally will be qualifying income for purposes of the 75% and 95% gross income tests. Essex anticipates that income on its other investments will not cause it to fail the 75% or 95% gross income test for any year.

Even if Essex fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Essex’s failure to comply was due to reasonable cause and not to willful neglect, and Essex timely complies with requirements for reporting each item of its income to the Internal Revenue Service. It is not possible, however, to state whether in all circumstances Essex would be entitled to the benefit of these relief provisions. Even if these relief provisions applied, a 100% penalty tax would be imposed on the amount by which Essex failed the 75% gross income test or the amount by which 95% of Essex’s gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect Essex’s profitability.

Subject to certain safe harbor exceptions, any gain realized by Essex on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Essex’s ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Annual Distribution Requirements

To qualify as a REIT, Essex is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount equal to at least (A) the sum of (i) 90% of Essex’s REIT taxable income (computed without regard to the dividends paid deduction and Essex’s net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income over 5% of Essex’s REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Essex timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to Essex’s prior taxable year for purposes of the 90% distribution requirement. Alternatively, dividends declared by Essex in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Essex and received by the stockholder during such taxable year, provided that the dividend is actually paid by Essex by January 31 of the following taxable year.

To the extent that Essex does not distribute all of its net capital gain, or to the extent that it has undistributed REIT taxable income, Essex will be subject to tax on the undistributed amounts at regular corporate tax rates, as the case may be. However, Essex can elect to “pass through” any of the taxes paid on Essex’s undistributed net capital gain income to its stockholders on a pro rata basis. Furthermore, if Essex should fail to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Essex would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains with respect to which Essex elected to retain and pay tax.

If Essex fails to meet the distribution requirements as a result of an adjustment to its tax return by the Internal Revenue Service or Essex determines that it understated its income on a filed return, Essex may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Essex believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future Essex may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Essex’s REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, Essex may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds Essex’s allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, Essex will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds or issue preferred or common stock to satisfy the distribution requirement. Essex may be required to borrow funds at times when market conditions are not favorable.

Prohibited Transaction Rules

A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). Under a safe harbor provision in the Code, however, income from certain sales of real property held by the REIT for at least two years at the time of the disposition will not be treated as income from a prohibited transaction if certain other requirements are also satisfied. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Foreign currency gain or loss that is attributable to any prohibited transaction is taken into account in determining the amount of prohibited transactions net income subject to the 100% prohibited transactions tax. Although Essex will attempt to ensure that none of its sales of property will constitute a prohibited transaction, it cannot assure you that none of such sales will be so treated.

Failure to Qualify

If Essex fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, Essex may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if it pays a penalty of $50,000 for each such failure.

If Essex fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Essex will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Essex fails to qualify will not be deductible by Essex, nor will they be required to be made. In such event, to the extent of Essex’s current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and noncorporate distributees may be eligible to treat the dividends as “qualified dividend income” taxable at long-term capital gain rates. See “Material Federal Income Tax Considerations — Taxation of Taxable U.S. Holders.” Unless entitled to relief under specific statutory provisions, Essex will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Essex would be entitled to such statutory relief.

Investments in Partnerships

General; Classification

Essex holds a direct ownership interest in the Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. For taxable years beginning after December 31, 2016, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the Partnership itself in certain circumstances absent an election to the contrary.

The allocation of partnership income or loss must comply with rules for allocating partnership income or loss under Section 704(b) of the Code and the U.S. Treasury regulations thereunder. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the U.S. Treasury regulations thereunder. Essex includes its allocable share of items of partnership income, gain, loss deduction and credit in the computation of its REIT taxable income. Moreover, Essex includes its proportionate share, based on its capital interest in a partnership, of the foregoing partnership items for purposes of the various REIT income tests. See “Material Federal Income Tax Considerations — Taxation of Essex” and “ — Gross Income Tests,” above. Any resultant increase in Essex’s REIT taxable income increases its distribution requirements, but is not subject to U.S. federal income tax in Essex’s hands provided that such income is distributed to its stockholders. See “Material Federal Income Tax Considerations — Annual Distribution Requirements.” In addition, for purposes of the REIT asset tests, Essex includes its proportionate share, generally based on its capital interest in a partnership, of the assets held by the partnership. See “Material Federal Income Tax Considerations — Asset Tests,” above.

An organization with at least two owners or members will be classified as a partnership, rather than a corporation, for U.S. federal income tax purposes if (i) it is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and (ii) it is not a “publicly traded partnership.” Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% income test, with certain modifications that make it easier for the rents to qualify as passive income), gains from the sale or other disposition of real property, interest, and dividends.

Additionally, the Treasury regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

It is expected that the Operating Partnership will qualify for the private placement exclusion. Accordingly, it is expected that the Operating Partnership will not be treated as a publicly traded partnership and taxed as a corporation. The Operating Partnership has not requested, nor does it intend to request, however, a ruling from the Internal Revenue Service that it will be treated as a partnership for U.S. federal income tax purposes.

Tax Allocations with Respect to the Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of Essex’s properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership has property subject to book-tax differences. Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of Essex’s properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704© of the Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership can be expected to cause Essex to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to Essex as a result of such sale. This may cause Essex to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See “Material Federal Income Tax Considerations — Annual Distribution Requirements.”

Sale of Properties

Essex’s share of any gain realized by the Operating Partnership or any other pass-through subsidiary on the sale of any property held as inventory or “primarily for sale to customers in the ordinary course of business” will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See “Material Federal Income Tax Considerations — Prohibited Transaction Rules.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction.

Investment in Essex’s Stock

The following summary describes certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of Essex’s stock as of the date hereof. Except where noted, this summary deals only with stock held as a capital asset and does not deal with special situations, such as those persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons liable for the alternative minimum tax, dealers in securities or currencies, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, or persons holding Essex’s stock as a part of a hedging or conversion transaction or a straddle. Furthermore, the discussion below is based upon the current U.S. federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked, or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations. Additional material federal income tax considerations relevant to holders of particular offerings of Essex’s stock (such as preferred stock with conversion and/or redemption features) will be addressed in the applicable Prospectus Supplement for those securities.

If an entity treated as a partnership for U.S. federal income tax purposes holds Essex’s stock, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Essex’s stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of Essex’s stock.

U.S. Holders

As used herein, a “U.S. Holder” of Essex’s stock means a holder that for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person.

Taxation of Taxable U.S. Holders

Distributions. As long as Essex qualifies as a REIT, distributions made to its taxable U.S. Holders out of current or accumulated earnings and profits (and not designated as capital gain dividends and which do not constitute “qualified dividend income,” as described further below) will be taken into account by them as ordinary income, and U.S. Holders that are corporations will not be entitled to a dividends received deduction. “Qualified dividend income” generally includes dividends received from ordinary U.S. corporations and from certain qualified foreign corporations, provided that certain stock holding period requirements are met. “Qualified dividend income” of noncorporate taxpayers is taxed at the same rate as long-term capital gain.

Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates. As a result, Essex’s ordinary REIT dividends will continue to be taxed at the ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as “qualified dividend income,” however, to the extent that Essex has received dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent such dividends are attributable to income that is subject to tax at the REIT level (for example, if Essex distributed less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold Essex’s stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which Essex’s stock becomes ex-dividend.

To the extent that Essex makes distributions in excess of its current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. Holder, reducing the tax basis of such U.S. Holder’s stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Holder’s tax basis treated as proceeds from a sale of Essex’s stock, the tax treatment of which is described below. Distributions will generally be taxable, if at all, in the year of the distribution. However, any dividend declared by Essex in October, November or December of any year and payable to a U.S. Holder who held Essex’s stock on a specified record date in any such month shall be treated as both paid by Essex and received by the U.S. Holder on December 31 of such year, provided that the dividend is actually paid by Essex during January of the following calendar year.

In general, distributions which are designated by Essex as capital gain dividends will be taxable to U.S. Holders as gain from the sale of assets held for greater than one year, or “long-term capital gain.” That treatment will apply regardless of the period for which a U.S. Holder has held the stock upon which the capital gain dividend is paid. However, corporate U.S. Holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to Essex’s “unrecaptured Section 1250 gain.”

Essex may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, Essex would pay tax on such retained net long-term capital gains. In addition, to the extent designated by Essex, a U.S. Holder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of Essex’s taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on Essex on the designated amounts included in such U.S. Holder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the U.S. Holder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).

Distributions made by Essex and gain arising from the sale or exchange by a U.S. Holder of stock will not be treated as passive activity income, and as a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. U.S. Holders may not include in their individual income tax returns any of Essex’s net operating losses or capital losses. Distributions made by Essex, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest expense limitation applicable to non-corporate taxpayers.

Disposition of Stock. Upon any taxable sale or other disposition of Essex’s stock, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition except with respect to amounts attributable to accrued but unpaid dividends and (2) the U.S. Holder’s adjusted basis in the stock for tax purposes.

This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss, respectively, if Essex’s stock has been held for more than one year at the time of the disposition.

In general, any loss upon a sale or exchange of Essex’s stock by a U.S. Holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from Essex required to be treated by such U.S. Holder as long-term capital gain.

Dividend Reinvestment Program. Stockholders participating in Essex’s dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by Essex to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from Essex generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Essex’s stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).

Information Reporting and Backup Withholding. Payments of dividends on Essex’s stock and proceeds received upon the sale, redemption or other disposition of Essex’s stock may be subject to information reporting and backup withholding. Payments to certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations that demonstrate their status as such) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. Holder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding if such holder (i) fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number; (ii) furnishes an incorrect taxpayer identification number; (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or (iv) fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. Holder that it is subject to backup withholding.

A U.S. Holder that does not provide Essex with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. Holder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed.

Medicare Tax. U.S. Holders that are individuals are subject to an additional tax of 3.8% on the lesser of (i) their “net investment income,” or (ii) the excess of their modified adjusted gross income over a threshold amount. U.S. Holders that are estates or certain trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the 3.8% tax on the lesser of (i) their undistributed net investment income or (ii) the excess of their adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include such U.S. Holder’s dividend income and net gains from the disposition of stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible application of this tax on their investment in Essex’s stock in light of their individual circumstances.

U.S. Holders should consult their independent tax advisors regarding the tax consequences to them of an investment in Essex in light of their particular circumstances.

Taxation of Tax-Exempt U.S. Holders

A distribution by Essex to, and gain upon a disposition of Essex’s stock by, a U.S. Holder that is a tax-exempt entity will not constitute “unrelated business taxable income” (“UBTI”) provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code and the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity.

However, for tax-exempt U.S. Holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under certain provisions of the Code, income from an investment in Essex will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. Holders should consult their own tax advisers concerning these “set aside” and reserve requirements.

In certain circumstances, a tax-exempt pension trust that owns more than 10% of Essex’s stock could be required to treat a percentage of the dividends from Essex as UBTI if Essex is a “pension-held REIT.” Essex will not be a pension-held REIT unless (i) either (A) one pension trust owns more than 25% of the value of Essex’s stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of Essex’s stock, collectively owns more than 50% of such stock; and (ii) Essex would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Essex believes that it is not, and does not expect to become, a pension-held REIT.

Tax-exempt U.S. Holders should consult their independent tax advisors regarding the tax consequences to them of an investment in Essex in light of their particular circumstances.

Taxation of Non-U.S. Holders

The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of Essex’s stock applicable to non-U.S. Holders of such stock. A “non-U.S. Holder” is any person (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) who is not a U.S. Holder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation. Special rules may apply to certain non-U.S. Holders, such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Distributions from Essex.

Ordinary Dividends. The portion of dividends received by non-U.S. Holders payable out of Essex’s current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Essex’s stock. In cases where the dividend income from a non-U.S. Holder’s investment in Essex’s stock is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder), the non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (a corporate non-U.S. Holder may also be subject to a “branch profits tax” at a rate of 30% or a lower rate under an applicable treaty).

Essex expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. Holder unless (1) a lower treaty rate applies and proper certification is provided on an applicable Internal Revenue Service Form W-8 (i.e., Internal Revenue Service Form W-8BEN or W-8BEN-E) or (2) the non-U.S. Holder files an Internal Revenue Service Form W-8ECI with Essex claiming that the distribution is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder). However, the non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of Essex’s current and accumulated earnings and profits.

Non-Dividend Distributions. Unless Essex’s stock constitutes a USRPI (as defined below), distributions by Essex which are not paid out of Essex’s current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of Essex’s current and accumulated earnings and profits. If Essex’s stock constitutes a USRPI, subject to the discussion below, a distribution in excess of current and accumulated earnings and profits generally will be subject to 15% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 15% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

Capital Gain Dividends. Subject to the discussion below, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution made by Essex to a non-U.S. Holder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States real property interests (“USRPIs,” which generally includes the properties owned by the Operating Partnership), will be considered effectively connected with a U.S. trade or business of the non-U.S. Holder and therefore will be subject to U.S. income tax at the rates applicable to U.S. Holders, without regard to whether such distribution is designated as a capital gain dividend. Distributions subject to FIRPTA may also be subject to the branch profits tax in the hands of a corporate

non-U.S. Holder. Notwithstanding the foregoing, distributions received on Essex’s stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. Holder from the sale or exchange of a USRPI if (1) Essex’s stock continues to be regularly traded on an established securities market located in the United States and the selling non-U.S. Holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution, or (2) the non-U.S. Holder was treated as a “qualified shareholder” or “qualified foreign pension fund,” as discussed below. The distribution will instead be treated as an ordinary dividend to the non-U.S. Holder, and the tax consequences to the non-U.S. Holder will be as described above under “Material Federal Income Tax Considerations — Ordinary Dividends.”

Distributions attributable to Essex’s capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the stock is effectively connected with the non-U.S. Holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder), in which case the non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain (except that a corporate non-U.S. Holder may also be subject to the branch profits tax) or (2) the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Essex generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. Holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of Essex’s net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. Holder’s U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 10% of Essex’s stock while such stock is regularly traded on an established securities market. Instead, those amounts will be treated as described above under “Material Federal Income Tax Considerations — Ordinary Dividends.”

Disposition of Stock. Unless Essex’s stock constitutes a USRPI, a sale of such stock by a non-U.S. Holder generally will not be subject to U.S. taxation unless (1) the investment in the stock is effectively connected with the non-U.S. Holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder) or (2) the non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present.

The stock will not constitute a USRPI if Essex is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. Holders. Essex believes that it is, and expects to continue to be, a domestically controlled REIT, and therefore that the sale of Essex’s stock will not be subject to taxation under FIRPTA. Because Essex’s stock will be publicly traded, however, no assurance can be given that Essex will continue to be a domestically controlled REIT.

Even if Essex does not constitute a domestically controlled REIT, a non-U.S. Holder’s sale of its stock generally will not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) the stock continues to be regularly traded on an established securities market located in the United States and (2) the selling non-U.S. Holder did not own more than 10% of such class of stock at any time during the shorter of (i) the period during which the non-U.S. Holder held the interest or (ii) the five year period ending on the date of the disposition.

If gain on the sale of Essex’s stock were subject to taxation under FIRPTA, the non-U.S. Holder would be subject to the same treatment as a U.S. Holder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the Internal Revenue Service. This 15% is creditable against the U.S. federal income tax liability of the non-U.S. Holder under FIRPTA in connection with its sale of Essex’s stock.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds Essex stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a qualified shareholder will not be subject to FIRPTA withholding on

REIT distributions, certain investors of a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of the stock of Essex (whether or not by reason of the investor’s ownership in the qualified shareholder)) may be subject to FIRPTA withholding.

In addition, a sale of shares of Essex stock by a qualified shareholder who holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA. As with distributions, certain investors of a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of Essex stock.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A “qualified collective investment vehicle” is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds Essex stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of shares of Essex stock by a qualified foreign pension fund that holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Information Reporting and Backup Withholding. Backup withholding will apply to dividend payments made to a non-U.S. Holder of Essex’s stock unless the holder has certified that it is not a U.S. holder and the payer has no actual knowledge that the owner is not a non-U.S. Holder. Information reporting generally will apply with respect to dividend payments even if certification is provided.

Payment of the proceeds from a disposition of Essex’s stock by a non-U.S. Holder made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is not a U.S. Holder or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of Essex’s stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then backup withholding and information reporting generally will apply unless the non-U.S. Holder satisfies certification requirements regarding its status as a non-U.S. Holder and the broker-dealer has no actual knowledge that the owner is not a non-U.S. Holder.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on (i) dividends paid with respect to Essex common stock and (ii) certain gross proceeds from the disposition of Essex common stock paid after December 31, 2018 to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Certain non-U.S. Holders residing in jurisdictions with an applicable “intergovernmental agreement” may, in lieu of the foregoing requirements, be required to collect and disclose such information to their own governments. The 30% withholding rate generally applies without regard to reduced rates of withholding or exemptions from withholding available under current law under treaties or existing statutory rules. Under some circumstances, a foreign owner may still be eligible to claim the benefit of such reduced withholding rates and exemptions through a claim for refund. FATCA does not replace the existing U.S. withholding tax regime, but the FATCA regulations contain coordination provisions to avoid double withholding on U.S.-source income. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in Essex common stock in light of such holders’ individual circumstances.

Non-U.S. Holders should consult their independent tax advisors regarding the tax consequences to them of an investment in Essex in light of their particular circumstances.

State and Local Taxes

Essex and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which Essex or its stockholders transact business or reside. The state and local tax treatment of Essex and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in Essex.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in Essex may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of the U.S. Treasury regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Essex.

PLAN OF DISTRIBUTION

We may sell the Offered Securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with us. We will name any such underwriter or agent involved in the offer and sale of the Offered Securities in the applicable Prospectus Supplement.

We may effect from time to time sales of Offered Securities offered pursuant to any applicable Prospectus Supplement in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Essex or from the Operating Partnership in the form of underwriting discounts or commissions, and also may receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties (or affiliates of such third parties) may sell Offered Securities covered by this prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable Prospectus Supplement or a post-effective amendment to this Registration Statement.

Any underwriting compensation we pay to underwriters, dealers or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions underwriters allow to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than Essex’s common stock which is listed on the New York Stock Exchange. Any shares of Essex’s common stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any preferred stock, warrants or debt securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you of the liquidity of the trading market for the Offered Securities.

If so indicated in the applicable Prospectus Supplement, we may authorize, underwriters or other persons acting as our agent, to solicit offers by certain institutions or other suitable purchasers to purchase Offered Securities from us at the public offering price set forth in such Prospectus Supplement, pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will be subject to the condition that the purchase by an institution of the Offered Securities covered by its Contracts shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

To facilitate the offering of the Offered Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the Offered Securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the Offered Securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Offered Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the Offered Securities to be offered by Essex will be passed upon for us by Venable LLP and the validity of the Offered Securities to be offered by the Operating Partnership will be passed upon for us by Perkins Coie LLP. Perkins Coie LLP will also issue an opinion to us regarding certain tax matters described under “Material Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and financial statement schedule III of Essex Property Trust, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Essex Portfolio, L.P. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, whose report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.